SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Neogen Corporation

(Name of Registrant as Specified In Its Charter)

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September 1, 2011

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 6, 2011, at 10:00 a.m. Eastern Time. The Annual Meeting will be held at the University Club of Michigan State University at 3435 Forest Road, Lansing, Michigan 48909.

The Annual Meeting will feature a report on Neogen’s business activities, and voting on the election of directors and on other important proposals. We also will have product displays and product demonstrations by company personnel. On the following pages you will find the notice of the Annual Meeting of Shareholders and the proxy statement.

It is important that your shares are represented at the Annual Meeting, regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting.

Sincerely,

James L. Herbert Chairman & Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

620 Lesher Place

Lansing, MI 48912

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS OF NEOGEN CORPORATION

Date:	October 6, 2011

Time:	10:00 a.m., Eastern Time

Place:	The University Club of Michigan State University, 3435 Forest Road, Lansing, Michigan 48909

Items of Business:

•	The election of three Class III directors, each to serve for a three-year term; and

•	To approve an increase in the Company’s authorized common shares from 30,000,000 shares to 60,000,000 shares; and

•	To approve an amendment to the Company’s 2007 Stock Option Plan to increase from 1,500,000 to 2,500,000 the number of shares of the Company’s common stock available for issuance under the plan; and

•

To approve the establishment of the Neogen Corporation 2011 Employee Stock Purchase Plan pursuant to which eligible employees would be granted the right to purchase up to 250,000 shares of the Company’s common stock; and

•	To approve by non-binding vote, the compensation of executives; and

•	To recommend by non-binding vote, the frequency of future, non-binding executive compensation votes; and

•	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012; and

•	To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

All shareholders are cordially invited to attend the meeting. At the meeting, you will hear a report on the Company’s business and have a chance to meet the directors and executive officers. A copy of the 2011 Annual Report is enclosed.

Only shareholders of record at the close of business on August 8, 2011 are entitled to notice of and to vote at the meeting.

Your vote is important. Please vote your shares promptly. Complete, sign, date and return your proxy card to vote your shares. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

Richard R. Current Secretary

September 1, 2011

Page
General Information	1
Proposal 1—Election of Directors	4
Proposal 2—To approve an increase in the Company’s authorized common shares from 30,000,000 shares to 60,000,000 shares	8
Proposal 3—To approve an amendment to the Company’s 2007 Stock Option Plan to increase the number of shares available for issuance from 1,500,000 shares to 2,500,000 shares	9
Proposal 4—To approve the establishment of the Neogen Corporation 2011 Employee Stock Purchase Plan	14
Proposal 5—To approve, by non-binding vote, the compensation of executives	19
Proposal 6—Frequency of future shareholder advisory votes on executive compensation	20
Proposal 7—Ratification of appointment of the Company’s independent registered public accounting firm	21
Stock Ownership	22
Information about the Board of Directors and Corporate Governance Matters	23
Compensation Discussion and Analysis	25
Compensation Committee Report	31
Executive Compensation	32
Compensation of Directors	35
Audit Committee Report	37
Additional Information	38

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October  6, 2011

GENERAL INFORMATION

These proxy materials are provided in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders of Neogen Corporation (the “Annual Meeting”) to be held on Thursday, October 6, 2011 at 10:00 am, Eastern Time, at the University Club of Michigan State University, 3435 Forest Road, Lansing, Michigan 48909, and at any adjournment of the meeting. The solicitation will begin on or about September 1, 2011.

There are seven proposals scheduled to be voted on at the Annual Meeting:

•	Election of three Directors; and

•	Proposal to approve an increase in the Company’s authorized common shares from 30,000,000 shares to 60,000,000 shares; and

•	Proposal to approve an amendment to the Company’s 2007 Stock Option Plan to increase available shares from 1,500,000 shares to 2,500,000 shares; and

•	Proposal to approve the establishment of the Neogen Corporation 2011 Employee Stock Purchase Plan; and

•	Proposal to approve by non-binding vote, the compensation of executives; and

•	Proposal to recommend by non-binding vote, the frequency for future, non-binding executive compensation votes; and

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise by the filing of a written notice of revocation with our Secretary, by delivering to our Secretary a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Voting and Solicitation

All shares represented by a properly executed proxy will be voted unless the proxy is revoked. If a choice is specified, it will be voted in accordance with the specification. If no choice is specified, the proxy holders will vote the shares in accordance with the recommendations of the Board of Directors, which are set forth with the discussion of each matter later in this Proxy Statement. With respect to any matter not set forth on the proxy card that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board of Directors recommends or, if the Board makes no recommendation, at their discretion.

In summary, the Board recommends that you vote:

•	FOR the election of the nominees for Directors; and

•	FOR the proposal to approve an increase in the Company’s authorized common shares; and

•	FOR the proposal to approve an amendment to the Company’s 2007 Stock Option Plan; and

•	FOR the proposal to approve the establishment of the Neogen Corporation 2011 Employee Stock Purchase Plan; and

•	FOR the proposal to approve, by non-binding vote, the compensation of executives; and

•	FOR the proposal to recommend by non-binding vote, the frequency of one year for executive compensation votes; and

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012

All shareholders at the close of business on August 8, 2011, the record date for the meeting, are entitled to vote at the meeting. On August 8, 2011 there were 23,315,559 shares of the Company’s common stock outstanding. For each proposal, each shareholder is entitled to one vote for each share of Neogen Corporation common stock owned at that time.

If you are a shareholder of record, you may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian) you should indicate your name and title or capacity.

You may also vote in person at the Annual Meeting or may be represented by another person at the meeting after designating that person by executing a proper proxy.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you will receive instructions from the street name holder that you must follow in order to have your shares voted.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the street name holder.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from the shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken.

It is important that you instruct your broker how to vote shares held by you in street name using the voter instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

A plurality of the shares voting is required to elect directors. This means that the nominees who receive the most votes will be elected to the open director positions. In counting votes on the election of Directors, abstentions, broker non-votes and other shares not voted will be counted as not voted.

The proposals to approve the increase in the Company’s authorized common shares and to approve the establishment of the 2011 Employee Stock Purchase Plan will be approved if a majority of the Company’s outstanding shares are voted in favor of the proposal. In counting votes on those proposals, abstentions and broker non votes will have the same effect as a vote against the proposals.

The proposal to amend the 2007 Stock Option Plan, the non-binding vote on compensation of executives and the ratification of the appointment of Ernst & Young, LLP as independent registered public accounting firm for 2012 will be approved if a quorum is present for the conduct of business and a majority of the shares voted at the meeting are voted in favor of the proposal. With respect to the non-binding vote on frequency of future executive compensation votes, the Board of Directors will consider that the choice (annually, biannually or every three years) that receives the most votes expresses the preference of the shareholders.

As to the election of directors, the three nominees who receive the greatest number of votes will be elected to a three-year term. In accordance with the Company’s Governance Guidelines, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation to the Board of Directors for consideration in accordance with the procedures described below, following certification of the shareholder vote. The Governance Committee shall promptly consider the resignation offer and recommend to the Board of Directors action with respect to the tendered resignation, which may include accepting the resignation, maintaining the Director but addressing the underlying cause of the “withheld” votes, determining not to re-nominate the Director in the future, rejecting the resignation, or any other action such Committee deems to be appropriate and in the best interests of the Corporation. In considering what action to recommend with respect to the tendered resignation, the Governance Committee will take into account all factors deemed relevant by the members of the Governance Committee including, without limitation, any stated reasons why shareholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered, the overall composition of the Board of Directors, the Director’s contributions to the Corporation, the mix of skills and backgrounds on the Board of Directors, whether accepting the tendered resignation would cause the Corporation to fail to meet any applicable requirements of the Securities and Exchange Commission or NASDAQ, and the Company’s Governance Guidelines. The Board of Directors will act on the Governance Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Governance Committee’s recommendation, the Board of Directors will consider the factors and possible actions considered by the Governance Committee and such additional information, factors and possible actions as the Board of Directors believes to be relevant or appropriate. To the extent that one or more Directors’ resignations are accepted by the Board of Directors, the Governance Committee will recommend to the Board of Directors whether to fill such vacancy or vacancies or to reduce the size of the Board of Directors.

PROPOSALS FOR SHAREHOLDER ACTION

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company shall have at least five and no more than nine directors, with the exact number to be determined by the Board. The Board of Directors currently is comprised of nine directors. The directors are classified into three classes to serve for the terms set forth next to their names or until their successors have been duly qualified and elected.

Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. All of the nominees for director are currently directors of the Company. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by vote of a majority of the directors then in office for the full term of the class in which the vacancy occurs.

Nominees	Expiration of Proposed Term
Class III:
James L. Herbert	2014
G. Bruce Papesh	2014
Thomas H. Reed	2014

Directors continuing in office	Expiration of Term
Class I:
Lon M. Bohannon	2012
Richard T. Crowder, Ph.D.	2012
A. Charles Fischer	2012

Class II:
William T. Boehm, Ph.D.	2013
Jack C. Parnell	2013
Clayton K. Yeutter, Ph.D.	2013

Name of Director	Age	Position	Director Since
James L. Herbert	71	Chairman and CEO of the Company, Director	1982
Lon M. Bohannon	58	President and COO of the Company, Director	1996
William T. Boehm Ph.D.	64	Director	2011
Richard T. Crowder Ph.D. (2) (3)	72	Director	2009
A. Charles Fischer (1) (4)	69	Director	2006
G. Bruce Papesh (3) (4)	64	Director	1993
Jack C. Parnell (1) (2) (5)	76	Director	1993
Thomas H. Reed (3)	66	Director	1995
Clayton K. Yeutter, Ph.D. (1) (4)	81	Director	2007

(1)	Member, Compensation Committee
(2)	Member, Stock Option Committee
(3)	Member, Audit Committee
(4)	Member, Governance Committee
(5)	Lead Independent Director

The following is a brief summary of the business experience for at least the past five years of each of the nominees and for the current members of the Board of Directors.

Nominees for the Board of Directors:

James L. Herbert is Chairman of the Board and Chief Executive Officer of Neogen Corporation. Previously he was President, Chief Executive Officer, and a Director of the Company since he joined Neogen in June 1982. He resigned as President, but remained CEO and was named Chairman in 2006. Prior to joining Neogen he held the position of Corporate Vice President of DeKalb Ag Research, a major agricultural genetics and energy company. He has management experience in animal biologics, specialized chemical research, medical instruments, aquaculture, animal nutrition, and poultry and livestock breeding and production.

G. Bruce Papesh was elected to the Board of Directors in October 1993 and was Secretary from October 1994 to October 1999. Since 1987, Mr. Papesh has served as President of Dart, Papesh & Company Inc., member SIPC and FINRA, an investment consulting and financial services firm. Mr. Papesh also served until October 1, 2001 on the Board of Directors of Immucor, Inc., a publicly traded immunodiagnostics company that manufactures and markets products for the human clinical blood bank industry. Mr. Papesh has experience in the security industry and in financial analysis which contribute greatly to the Board of Directors.

Thomas H. Reed was elected to the Board of Directors in October 1995 and served as Secretary from October 1999 to October 2007. From 2009 to 2010 he was a consultant to the President of JBS Packerland North America. From 2003 to 2009, Mr. Reed was Senior Vice President of JBS Packerland, a beef processing company and its successor companies, Smithfields Foods, Beef Division, and JBS Packerland North America. Prior to assuming that position, he served as Vice President of Michigan Livestock Exchange Marketing, a division of Southern States Cooperative, Inc. and prior to that as President and Chief Executive Officer of the Michigan Livestock Exchange. Mr. Reed is a former member of the Board of Directors of the National Livestock Producers Association and is a former chairman of the Michigan State University Board of Trustees. Mr. Reed’s experience in the animal processing and general agriculture provide insight and value to the Board of Directors.

The Board of Directors recommends a vote FOR the above nominees.

Other current members of the Board of Directors:

Lon M. Bohannon is President and Chief Operating Officer of Neogen Corporation. He was elected to the Board of Directors in October 1996. Mr. Bohannon joined Neogen in October 1985 as Vice President of Finance, was promoted to Vice President—Administration and Chief Financial Officer in November 1994 and was named Chief Operating Officer in 1999 and President and COO in 2006. He is responsible for all areas of the Company’s operations except research and corporate development. A certified public accountant, Mr. Bohannon served as Administrative Controller for Federal Forge, Inc., a metal forging and stamping firm, from March 1980 until October 1985, and was associated with the public accounting firm of Ernst & Young from June 1975 to March 1980.

Dr. William T. Boehm is a retired Senior Vice President of Kroger Co. and former senior economist for the President’s Council of Economic Advisors under President Carter. Dr. Boehm joined Kroger as Director of Economic Research, and held positions of increasing responsibility with the company until his retirement in 2008. During the 1990s, he held senior executive positions in both procurement and logistics with Kroger and was promoted to Senior Vice President and of Kroger and President of the Manufacturing Division in 2004. Dr. Boehm served on the Board of the International Dairy Foods Association and the Milk Industry Foundation, and was a member of the Council of Logistics Management and the Private Label Manufacturing Association. He remains active in professional associations and academia. Dr. Boehm’s wealth of experience in agriculture, and virtually all aspects of the food service industry exceptionally well qualify him to serve on the Board of Directors.

Dr. Richard T. Crowder was first elected to the Board of Directors in 2009. He currently serves as an adjunct professor of Agricultural Economics at Virginia Tech University. From January 2006 until May 2007, he served as United States Chief Agriculture Negotiator with the rank of Ambassador. Prior to this appointment, he served as Chief Executive Officer of the American Seed Trade Association from 2002 to 2006. For five years, he served as Senior Vice President of International Affairs for DeKalb Genetics Corporation (later acquired by Monsanto) and for two years as Executive Vice President of Armour-Swift-Eckrich. He was appointed by President George H.W. Bush to serve from 1989 until 1992 as Under Secretary of the United States Department of Agriculture responsible for international affairs and commodity programs. Dr. Crowder held various senior management positions with Pillsbury Company (now General Mills) for 14 years, including internal board level responsibilities with Burger King Corporation and Steak and Ale Corporation. He currently serves on the Board of Directors of Mendel Biotechnology, Inc. He previously served on the Board of Directors of Soo Line Corporation, Penford Corporation, Commodity Credit Corporation, and Rural Telephone Bank. Dr. Crowder holds B.S. and M.S. degrees from Virginia Tech University and a Ph.D. from Oklahoma State University. Dr. Crowder’s more than 40 years experience in the food, agriculture, and trade industries provides great value and insight to the Board of Directors.

A. Charles Fischer served as President and CEO of Dow AgroSciences and as a member of Dow Chemical Company’s Executive Management Team until his retirement in 2004. He was elected to the Board of Directors in October 2006. Mr. Fischer’s career with Dow Chemical spanned 37 years and included assignments in South America, Europe, the Middle East and Africa. He served as president of CropLife International and CropLife America, as chairman of the National FFA Foundation and was associated in various capacities with the Central Indiana Life Sciences Initiative and the Biotechnology Industry Organization. Mr. Fischer’s management experience, and in particular his international experience, is most highly valued by the Board of Directors.

Jack C. Parnell was elected to the Board of Directors in October 1993 and as Chairman of the Board in October 2001. In 2006, Mr. Parnell resigned as Chairman, but remained a Director. Since 1991, he has held the position of Governmental Relations Advisor with the law firm of Kahn, Soares and Conway in Sacramento, California. In 1989, Mr. Parnell was appointed by President George H. W. Bush to serve as Deputy Secretary of the U.S. Department of Agriculture. From 1983 to 1989, he served in three different senior governmental positions for the state of California, including Secretary of the California Department of Food and Agriculture from 1987 to 1989. The firm of Kahn, Soares and Conway currently acts as the Company’s government relations advisor. Mr. Parnell’s service in senior governmental positions in the state of California and U.S. Department of Agriculture allows him to uniquely advise the Board and management on matters of government relations and regulation. It is in the capacity as well as general business knowledge where he is most valuable as a member of the Board of Directors. See also “Information about the Board and Corporate Governance matters.”

Dr. Clayton K. Yeutter was first elected to the Board of Directors in October 2007. Dr. Yeutter was actively involved in his family’s ranching and cattle feeding operation in Nebraska until 2011. He has also served in sub-cabinet or cabinet-level positions under four presidents of the United States, with his last position as Secretary of Agriculture under President George H. W. Bush. Dr. Yeutter is a former CEO of the Chicago Merchantile Exchange and he has also served on the Boards of Directors of Caterpillar, Texas Instruments, Weyerhaeuser Company, ConAgra Foods and Zurich Financial Services, among several others. He currently serves on the Board of Directors of Burlington Capital Group. As Neogen’s international trade has grown to a much higher level, his international insight is of great value to the management and the Board of Directors.

PROPOSAL 2—TO APPROVE AN INCREASE IN THE COMPANY’S AUTHORIZED COMMON SHARES

Article III of the Company’s Articles of Incorporation presently provides for an authorized capitalization of the Company of 30,000,000 shares of Common Stock, $0.16 par value per share and a series of preferred stock consisting of 100,000 shares with a par value of $1.00 per share. As of August 8, 2011, 23,315,559 shares of Common Stock were issued and outstanding, with 1,978,000 additional shares of Common Stock reserved for issuance upon exercise of outstanding stock options and warrants and stock options available for grant under the Company’s employee benefit plans. No shares of preferred stock were outstanding at such date. The Board of Directors of the Company has proposed an amendment to Article III of the Company’s Articles of Incorporation to increase, from 30,000,000 to 60,000,000, the number of authorized shares of Common Stock. The approval of this proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders, as of the Record Date, of the majority of the outstanding shares of Common Stock.

The Board of Directors believes the authorized share increase is necessary and advisable in order to maintain our financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment. If the proposal is approved by the shareholders of the Company, the additional 30,000,000 shares of Common Stock so authorized will be available for issuance by the Board of Directors of the Company for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. The additional shares of Common Stock could be used for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance shareholder value or that they will not adversely affect the Company’s business or the trading price of the Common Stock. Other than issuances pursuant to employee benefit plans and currently outstanding stock options, the Board has no current plans to issue any of the shares that would be authorized by this proposal. The Company does not anticipate that it would seek authorization from the shareholders for issuance of such additional shares unless required by applicable law or regulation.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the authorized shares of Common stock be used as a type of antitakeover device. Any additional Common Shares, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

Vote Required

The approval of this proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders, as of the Record Date, of the majority of the outstanding shares of Common Stock. The Board of Directors recommends that shareholders vote FOR the approval of the Proposed Amendment.

PROPOSAL 3—TO APPROVE AN AMENDMENT TO THE COMPANY’S 2007 STOCK OPTION PLAN

At the meeting, shareholders will be asked to consider and act upon a proposal to approve an amendment to the Neogen Corporation 2007 Stock Option Plan (the “Plan”) increasing the number of shares authorized for issuance to 2,500,000 shares. The amendment would also prohibit the repricing of outstanding stock options without shareholder approval and would provide for the recovery of compensation paid to participants in accordance with any compensation recovery policy adopted by the Company (including, for example, a policy requiring the repayment of incentive compensation earned as a result of a misstatement of financial results).

The Board of Directors believes that it is in the Company’s and its shareholders’ best interest to approve the amendments to the Plan to allow the Company to continue to grant stock options to secure for the Company the benefits of the additional incentive inherent in the ownership of its Common Stock by directors and key employees (including officers). The Board believes that the Plan helps the Company attract, secure and retain the services of these persons and to provide these persons with an opportunity to acquire or enlarge their stock ownership so they might have a direct interest in the Company’s success. If the amendment of the Plan is approved, there will be 1,397,000 shares available for issuance under the Plan as of May 31, 2011.

The Company will furnish a full copy of the Plan, as amended, without charge to each person who forwards a written request including representation that he or she was a shareholder on August 8, 2011 to: Corporate Secretary, Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912. The Company’s Board of Directors has approved the amendment to the Plan, subject to shareholder approval. The major features of the Plan are summarized below, but this is only a summary and is qualified in its entirety by reference to the actual text. Capitalized terms not otherwise defined in this Proxy Statement have the meaning given them in the Plan. As of the Record Date, the closing sale price of the Company’s Common Stock was $35.64.

SUMMARY OF THE STOCK OPTION PLAN

Options granted under the Plan may be “Incentive Stock Options” (options meeting the requirements set forth in the Plan and which are also intended to be and qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations there under [the “Code”]), Nonqualified options (options which meet the requirements set forth in the Plan but are not intended to be, or do not qualify as, an incentive stock option within the meaning of Section 422) or both. The Plan contains various provisions to ensure that Incentive Stock Options comply with Section 422.

The purpose of the Plan is to provide key employees (including officers), directors and consultants of the Company and its Subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of key employees, directors and consultants with the interests of the shareholders of the Company, and to facilitate attracting and retaining key employees and directors of exceptional ability.

ADMINISTRATION

The Plan shall be administered by a Committee appointed by the Board of Directors. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock options, the amount of stock to be optioned to each such person, the time such options shall be granted and the terms and conditions of any stock options.

Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Company, be final and conclusive.

PLAN PARTICIPANTS

Subject to the granting of automatic stock options, the Committee shall determine and designate from time to time, those key employees (including officers), directors and consultants of the Company or any subsidiary to whom options are to be granted and who thereby become participants under the Plan; provided, however, that (a) Incentive Options shall be granted only to employees (as defined in the Code) of the Company or a corporate Subsidiary, to the extent required by Section 422 of the Code, or any successor provision, and (b) no Participant may be granted stock options to purchase more than 100,000 Common Shares in the aggregate in any fiscal year of the Company (subject to any adjustments as described in the Plan).

SHARES SUBJECT TO GRANT

The maximum number of Common Shares with respect to which stock options may be granted under the Plan prior to the Amendment was is 1,500,000 Common Shares, consisting in whole or in part of authorized and unissued or reacquired Common Shares. The proposed amendment to the plan increases the number of shares authorized by the plan to 2,500,000. Unless the Plan has terminated, shares covered by the unexercised portion of canceled, expired or otherwise terminated options under the Plan are again available for option and sale. Any Common Shares that are delivered to or withheld by the Company to pay the exercise price or withholding taxes in connection with any award will not, however, be available for future awards.

The number and type of shares subject to each outstanding stock option, the option price with respect to outstanding stock options, the aggregate number and type of shares remaining available under the Plan, and the maximum number and type of shares that may be granted to any participant in any fiscal year are subject to such adjustment as the Committee deems appropriate to reflect such events such as stock dividends, stock splits, recapitalizations, mergers, statutory share exchanges or reorganizations or by the Company.

NO REPRICING

The Amendment to the Plan prohibits the repricing of options without the approval of the shareholders. This provision relates to both direct repricings—lowering the exercise price of an option—and indirect repricings—cancelling an outstanding option and granting a replacement or substitute option with a lower exercise price, or exchanging options for cash, other options or other awards.

STOCK OPTIONS

Grant of Stock Option Grants

Both Incentive Options and Nonqualified Options may be granted under the Plan. An Incentive Option is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code. Any Option granted under the Plan must have an exercise price not less than 100% of the fair market value of the shares on the date on which such option is granted. With respect to an Incentive Option granted to a participant who owns more than 10% of the total combined voting shares of the Company or of any parent or subsidiary of the Company, the exercise price of such option must not be less than 110% of the fair market value of the shares subject to such option on the date such option is granted.

At the time of the exercise of any option granted pursuant to the Plan, the participant must pay the full option price for all shares purchased (a) in cash or, (b) with the consent of the Committee, (i) a broker-assisted sale, or (ii) in such other manner as the Committee determines is appropriate. The aggregate fair market value (determined as of the date the option is granted) of the underlying stock with respect to which Incentive Options are first exercisable for the first time by such individual during any calendar year (under all of such plans of the Company and its parent and subsidiary corporations) cannot exceed $100,000.

Automatic Stock Option Grants

Each outside director of the Corporation shall automatically be granted a Nonqualified Stock Option to purchase 5,000 shares of Common Stock as of the date he or she is first elected or appointed to the Board of Directors. Subsequently, upon re-election, each such director of the Corporation who is re-elected to the Board of Directors shall automatically be granted a Nonqualified Stock Option to purchase 2,000 shares of Common Stock as of the date of such re-election.

All automatic stock options granted shall be exercisable in one-third cumulative annual installments beginning one year after the date of grant, shall expire ten years after the date of grant and shall have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant.

Continuation of Employment

Options granted under the Plan may be exercised only while the participant is an employee or director of the Company or a subsidiary, except as described under “Extraordinary Transactions” and except that the Committee may permit the exercise of all or any portion of the options granted to such participant (i) for a period not to exceed three months following termination of employment with respect to Incentive Options that are intended to remain Incentive Options if such termination is not due to death or permanent disability of the participant, (ii) for a period not to exceed one year following termination of employment with respect to Incentive Options that are intended to remain Incentive Options if termination of employment is due to the death or permanent disability of the participant, and (iii) for a period not to extend beyond the expiration date with respect to Nonqualified Options or Incentive Options that are not intended to remain Incentive Options, all subject to any restrictions, terms and conditions fixed by the Committee.

Terms of Stock Options

If not sooner terminated, each stock option granted under the Plan will expire not more than ten years from the date of grant; provided that, with respect to an Incentive Option granted to a participant who owns more than 10% of the total combined voting shares of the Company or of any parent or subsidiary of the Company, such option must expire not more than five years after the date of the grant.

SHAREHOLDER RIGHTS

No participant in the Plan has any of the rights of a shareholder of the Company under any option granted under the Plan until the actual issuance of shares to the participant, and before such issuance no adjustment will be made for dividends, distributions or other rights in respect of such shares, except as described under the caption “Shares Subject to Grant”.

EXTRAORDINARY TRANSACTIONS

If the Company engages in specified consolidations, mergers, transfers of substantially all of its properties and assets, dissolutions, liquidations, reorganizations or reclassifications in such a way that holders of Common Shares are entitled to receive stock, securities, cash or other assets with respect to, or in exchange for, the Common Shares (each a “Transaction”), then each participant holding a stock option granted under the Plan upon the exercise of such option after consummation of a Transaction will be entitled to receive (for the same aggregate exercise price) the stock and other securities, cash and assets the participant would have received upon consummation of the Transaction if he or she had exercised the option in full immediately before consummation of the Transaction.

In addition, in connection with a Transaction, the Committee, may in its discretion and without the consent of any participant (i) permit stock options outstanding under the Plan to be exercised in full for a limited period of time, after which all unexercised stock options and all rights of participants under such options would terminate, (ii) permit stock options outstanding under the Plan to be exercised in full for their then remaining terms, or (iii) require all stock options outstanding under the Plan to be surrendered to the Company for cancellation and payment to each participant in cash of the excess of the fair market value of the underlying Common Shares as of the date such Transaction is effective over the exercise price, less any applicable withholding taxes.

FEDERAL INCOME TAX CONSEQUENCES

The rules governing the tax treatment of options and shares acquired upon the exercise of options are quite technical. Therefore, the description of federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Incentive Options

A participant will not recognize taxable income on the grant or vesting of an Incentive Option. If the participant makes no disposition of the shares acquired pursuant to exercise of an Incentive Option within one year after the transfer of shares to such participant and within two years from grant of the option, and any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, the Company will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such Incentive Options or the transfer of shares upon their exercise.

If shares acquired upon exercise of Incentive Options are disposed of prior to the expiration of the above time periods, the participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. Such amount will ordinarily be deductible by the Company for federal income tax purposes in the same year, provided that the amount constitutes reasonable compensation and that the Company satisfies certain federal income tax withholding requirements.

Nonqualified Options

Generally, a participant will not recognize taxable income on the grant or vesting of a Nonqualified Option. Upon the exercise of a Nonqualified Option, a participant generally realizes as taxable ordinary income, at the time of exercise, the difference between the exercise price and the fair market value of the shares on the date of exercise. Such amount will ordinarily be deductible by the Company in the same year, provided that the amount constitutes reasonable compensation and that the Company satisfies certain federal income tax withholding requirements.

AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors may terminate or amend the Plan, or amend any stock option agreement under the Plan, at any time; provided that no such amendment or revision may increase the maximum number of shares in the aggregate that are subject to the Plan without the approval or ratification of the shareholders of the Company, and no such amendment or revision may change the option price or alter or impair any stock option previously granted under the Plan, in a manner adverse to a participant, without the consent of such participant, all except as described under the caption “Shares Subject to Grant”.

Unless sooner terminated by the Board of Directors, the Plan will terminate on August 14, 2017, which is ten years after its original adoption by the Board of Directors, and no stock options may be granted under the Plan after that date. The termination of the Plan will not affect the validity of any option outstanding on the date of termination.

Vote Required

The approval by a majority of the votes cast by the holders of Common Shares at the meeting and entitled to vote on the action is necessary for shareholder approval of the Plan. Abstentions, withheld votes and broker nonvotes will not be deemed votes cast in determining approval of this proposal, but will be counted in determining the number of Common Shares present or represented by proxy in determining whether a quorum is present.

The Board of Directors recommends that shareholders vote FOR the approval of the Proposed Amendment to the Plan.

PROPOSAL 4—TO APPROVE THE ESTABLISHMENT OF THE NEOGEN CORPORATION 2011 EMPLOYEE STOCK PURCHASE PLAN

Management is seeking shareholder approval of the Neogen Corporation 2011 Employee Stock Purchase Plan. Under the plan, the Company will grant eligible employees the right to purchase Neogen Corporation common shares through payroll deductions at a price equal to 95 percent of the lesser of the fair market value of Neogen Corporation common shares on the first or last day of the offering period. If the plan is approved by shareholders, the first offering period will begin on December 1, 2011. After that, there will be consecutive six-month offering periods until July 28, 2021 or until the plan is terminated by the Board, if earlier. Rights to buy common shares will not be granted or exercised under the plan if shareholder approval of the plan is not obtained before July 28, 2012.

The purpose of the plan is to encourage employee stock ownership by offering employees rights to purchase Neogen Corporation common shares at discounted prices and without payment of brokerage costs. Management believes that the plan offers a convenient means for Neogen Corporation employees who might not otherwise own Neogen Corporation common shares to purchase and hold such an investment. Management also believes that the discounted sale feature of the plan offers a meaningful incentive to participate, and that employees’ continuing economic interests as shareholders in Company performance and success should further enhance entrepreneurial spirit and contribute to the Company’s potential for growth and profitability. The Board of Directors adopted the plan on July 28, 2011 subject to shareholder approval.

As of the Record Date, the closing sale price of Neogen Corporation common shares was $35.64. As of the Record Date approximately 552 domestic employees were eligible to participate in the plan. The plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code.

Vote Required

Management is seeking shareholder approval to qualify the plan as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and the related regulations. To be considered approved under Section 423, the plan must be approved by a majority of the votes cast by the holders of common shares entitled to vote on the proposal. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining approval of this proposal and will not have the effect of a vote for or against the proposal. They will be counted in determining the number of common shares present or represented by proxy in determining whether a quorum is present at the Annual Meeting.

Description of the Plan

Shares Subject to the Plan

The plan covers 250,000 common shares. If any purchase right under the plan expires or terminates without having been exercised in full, the underlying common shares that were not purchased are again available under the plan unless the plan has been terminated. To prevent dilution or enlargement of the rights of participants under the plan, appropriate adjustments will be made if any change is made to outstanding common shares by reason of any stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, merger, reorganization, recapitalization, dividend in property other than cash, liquidating dividend or other change in common shares where no consideration is received. Shares are automatically acquired by participants as of the last day of the applicable purchase period, unless the participant’s employment has terminated or there are insufficient shares available under the plan.

Plan Participants

All full-time employees of Neogen Corporation and its designated subsidiaries, except any person who is a Named Executive Officer, are eligible to participate in the plan unless after the grant of purchase rights under the plan, the employee would own, directly or by attribution, stock, purchase rights or options to purchase stock representing three percent or more of the total combined voting power or value of all outstanding classes of stock.

Participation in the plan is voluntary and is dependent upon each eligible employee’s election to participate and his or her determination as to the desired level of participation, subject to the plan’s limits. Eligible employees become participants in the plan by authorizing payroll deductions for that purpose no later than ten calendar days after the beginning of an offering period. Participation is effective for payrolls after the beginning of the applicable offering period. Newly-hired or re-hired employees may become participants in the plan by authorizing payroll deductions within 180 days after their date of hire. Participants cannot be granted purchase rights which exceed $25,000, based on the fair market value of the stock (at the time of grant), for each calendar year in which such purchase rights are outstanding. All employees who participate in the plan shall have the same rights and privileges under the plan except for differences mandated by local law which are consistent with Code Section 423.

Payroll Deductions

Participants may purchase shares only by means of payroll deduction ranging from 1 to 10 percent of the participant’s total compensation during the offering period. Total compensation means, in general, wages, salaries and other amounts received from Neogen Corporation for personal services rendered to the Company as an employee, including commissions, bonuses and salary or bonus reduction contributions to plans under Section 401(k) or Section 125 of the Internal Revenue Code. After initial enrollment in the plan, payroll deductions will continue from offering period to offering period and cannot be changed or withdrawn unless the participant elects a different contribution percentage, elects to terminate his or her payroll deductions or becomes ineligible to participate in the plan, or the Company determines it is necessary to change or terminate such participation in order to comply with the requirements of the plan or Code Section 423. The amounts deducted will be credited to the participant’s account under the plan, but no separate account to hold such amounts will be established and no interest on the deducted amounts will be paid. Deducted amounts may be commingled with the Company’s general assets and may be used for general corporate purposes. The amounts will, therefore, be subject to the claims of creditors and any applicable liens on assets.

Purchase Rights and Purchases

On the first day of each offering period, the Company is deemed to grant each participant a non-transferable option to purchase, on the last day of the offering period, as many whole common shares as the participant can purchase with the payroll deductions credited to his or her account during that period. The option to purchase will be exercised automatically on the last day of the offering period. Fractional shares will not be issued under the plan, and any amount remaining in the participant’s account after such exercise will be held for the purchase of common shares in the next offering period.

If insufficient shares remain available in any offering period under the plan, the shares available will be allocated pro rata among the participants in that offering period in proportion to the relative amounts in their accounts, subject to rounding to allocate only whole common shares. Any amounts not applied to the purchase of common shares will be refunded to the participants after the end of the offering period without interest.

Withdrawal

A participant may withdraw from the plan (i.e., terminate his or her payroll deductions) by providing notice to the Plan Administrator at any time prior to 10 business days before the end of the current offering period. The participant may elect to stop his or her future payroll deductions under the plan and use the amounts already credited to the participant’s account under the plan to purchase whole common shares at the end of the offering period or may elect to continue his or her participation in the plan through the end of the current offering period but terminate his or her participation for subsequent offering periods. A participant who withdraws from the plan will not be eligible to rejoin the plan for the offering period underway at the time of withdrawal, and will have to re-enroll in the plan should such individual wish to resume participation in a subsequent offering period. Withdrawal does not entitle a participant to a refund of sums previously collected from the participant during the offering period (except in connection with the termination of employment).

Termination of Employment

If a participant ceases to be an employee for any reason other than death during an offering period, his or her outstanding option to purchase common shares under the plan will immediately terminate, his or her payroll deductions will immediately cease, and all sums previously collected from the participant during the offering period under the terminated option will be refunded. If a participant’s employment terminates as a result of his or her death, participation in the plan by the participant will terminate for future offering periods, further payroll deductions will cease, amounts credited to the participant’s account prior to his or her death will be used to purchase whole common shares at the end of the offering period and any amounts remaining after such purchase will be distributed to the participant’s estate.

Administration

The plan is administered by the Board of Directors of Neogen Corporation and/or any committee (such as the Compensation Committee) of at least two directors to which our Board of Directors has delegated any of its duties under the plan. The Board determines the commencement and termination date of the offering of common shares under the plan and is authorized, among other things, to interpret the terms of the plan, establish rules for the administration of the plan and correct or reconcile any defect or inconsistency in the plan.

The Board or the committee may delegate all or part of its authority to administer the plan to the Plan Administrator, who may further delegate the routine operations of the plan. Except for fees to withdraw shares in the form of certificates and to sell shares through a broker, the costs and expenses incurred in the administration of the plan and the maintenance of accounts with the custodian of the plan will be paid by the Company.

Sale or Distribution of Common Shares Acquired Under the Plan

Participants may elect to have the plan custodian or a broker-dealer selected by the Company hold the common shares they acquire under the plan and may sell those shares as of the first business day of any fiscal quarter. Brokerage commissions in connection with such a sale will be borne by the participant. Alternatively, participants and former participants may, at their expense, withdraw the shares held for them and have certificates issued in their name as of the first business day of any fiscal quarter.

Non-Assignability

Neither payroll deductions credited to a participant’s account nor any rights to acquire common shares under the plan may be assigned, transferred, pledged or otherwise disposed of by participants other than by will or the laws of descent and distribution and rights to acquire common shares may be exercised only by a participant during the lifetime of a participant. The plan custodian will maintain accounts only in the names of the participants.

Amendment

The Board may terminate or amend the plan and any rights to acquire common shares under the plan at any time; provided, however:

•	such termination or amendment may not impair any rights and obligations under rights to acquire common shares previously granted under the plan without the consent of the affected participants, and

•

any amendment that increases the number of shares reserved for issuance under the plan (except for allowable adjustments in the event of changes to outstanding common shares or for changes the plan authorizes the Board or the Plan Administrator to make) or changes the eligibility requirements for participation in the plan, is subject to shareholder approval to the extent required by the Internal Revenue Code.

Change in Control of the Company

If the Company is acquired or are otherwise involved in a change in control transaction of the kind described in the plan, the Board may without the consent of any participant:

•	cancel each outstanding right to acquire common shares under the plan and refund all sums previously collected from participants under the canceled rights, or

•

cause each participant to have his or her outstanding rights to acquire common shares under the plan exercised immediately before that transaction and thereby have the balance of his or her account applied to the purchase of whole common shares at the purchase price in effect for the offering period, which would be treated as ending on the effective date of such transaction.

If the Company merges with another entity and survives the merger, each participant is entitled to receive, for each share purchased upon exercise of rights to acquire common shares under the plan, the securities or property that a holder of common shares was entitled to receive upon the merger.

United States Federal Income Tax Consequences

The following is a general summary of the material United States federal income tax consequences to the Company and to participants in the plan based on the Internal Revenue Code as currently in effect. This summary is necessarily general in nature and does not purport to be complete.

The plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code. That section provides that a participant in the plan will generally realize no taxable income as a result of the grant or exercise of rights to acquire common shares under the plan. Amounts deducted from a participant’s compensation to purchase shares under the plan are taxable income to participants in the year in which the amounts would otherwise have been received.

If the shares acquired under the plan are sold by the participant more than two years after the grant of the applicable right (i.e., the beginning of the applicable offering period), the participant will recognize as ordinary compensation income an amount equal to the lesser of (1) the amount by which the fair market value of the shares when purchased exceeds the purchase price (i.e., the discount below fair market value), or (2) the amount, if any, by which the fair market value of the shares at the time of the sale exceeds the purchase price. The participant’s tax basis in the shares purchased will increase by the amount recognized as ordinary compensation income and any further gain recognized on the sale will be treated as capital gain. In general, the Company will not be entitled to a deduction for federal income tax purposes with respect to such sale.

However, if the shares acquired under the plan are sold by the participant within two years after the grant of the applicable right, the participant will recognize ordinary compensation income in the year of such sale, the amount of which will generally be the excess of the fair market value of the shares on the date the shares were purchased (i.e., the end of the applicable offering period) over the purchase price for those shares. The participant’s tax basis will increase by the amount recognized as compensation and any further gain or loss realized upon the sale will be capital gain or loss. In general, the Company will be entitled to a deduction for federal income tax purposes at the time of such a sale in an amount equal to the ordinary compensation income recognized by the participant. However, if the participant is one of the Company’s five most highly compensated employees in the year of sale, no deduction will be available to the extent the participant’s total ordinary compensation income during that year exceeds $1 million.

Existing Plan

Upon the expiration of any existing six-month offering period following approval of the 2011 Plan by shareholders, additional grants under the existing 2002 plan will be terminated and grants under the new Plan will begin. The financial provisions of the 2011 plan are the same as the 2002 Plan.

The Board of Directors recommends that shareholders vote FOR the approval of the Plan.

PROPOSAL 5: TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF EXECUTIVES

The “Compensation Discussion and Analysis” section of this Proxy Statement describes, among other things, the Company’s executive compensation policies and practices. A new federal law passed in 2010 requires that shareholders be given the opportunity to express their approval of the compensation of Company executives, as disclosed in this Proxy Statement. Under the federal legislation that requires this vote, the shareholder vote is not binding on the Board of Directors or the Company and may not be construed as overruling any decision made by the Board or the Company or as creating or implying any change in the fiduciary duties owed by the Board. However, the Board of Directors values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the annual meeting, shareholders will be given the opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of the named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and the “Summary Compensation Table”. This vote proposal is commonly known as a “say-on-pay” proposal and gives shareholders the opportunity to endorse or not endorse the executive pay program. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of the named executive officers and the policies and practices described in this Proxy Statement. Shareholders are encouraged to read the full details of the Company’s executive compensation program, including the primary objectives in setting executive pay, under “Compensation Objectives” above.

The Company evaluates the compensation of its executives at least once each year to assess whether compensation policies and programs are achieving their primary objectives. Based on its most recent evaluation, the Board of Directors believe executive compensation programs achieve these objectives, including aligning the interests of management with those of shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, shareholders should consider the following:

•

Independent Compensation Committee. Seven of our nine directors are deemed independent pursuant to applicable NASDAQ standards. Three of these independent directors serve on the Compensation Committee. Meetings of this Committee include executive sessions in which management is not present.

•	Performance-Based Incentives. Total compensation for executives is structured so that a majority of the total earning potential is derived from performance-based incentives.

•

Stock Options. A significant percentage of executives’ compensation is paid in the form of stock options that vest over a five-year period. These stock awards help align the executives’ interests with longer term shareholder returns and also serve to help retain the services of executives.

•	No Severance Payments. If employment is terminated without cause, executives are not entitled to “golden parachute” or other severance payments upon termination.

For these reasons, the Board of Directors recommends that you vote FOR the adoption of the following resolution:

“RESOLVED, that the shareholders of Neogen Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the Summary Compensation Table set forth in the Company’s Proxy Statement for its 2011 Annual Meeting of Shareholders.”

Vote Required

The proposal to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

PROPOSAL 6—FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The federal law adopted in 2010 referenced above also requires that shareholders be given the opportunity to express their preference for whether the shareholder advisory vote on executive compensation should take place every year, every two years, or every three years. Under the federal legislation that requires this vote, the shareholder vote is not binding on the Board of Directors or the Company and may not be construed as overruling any decision made by the Board or the Company or as creating or implying any change in the fiduciary duties owned by the Board. However, the Board of Directors values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when determining how often the shareholder advisory vote on executive compensation will take place.

After careful consideration, the Board of Directors believes that conducting the shareholder advisory vote on executive compensation every year is appropriate for the Company and its shareholders at this time. In reaching its recommendation, the Board considered that an annual advisory vote allows the most frequent input from shareholders. However, you will be given the option to specify a preference that the shareholder advisory vote take place every one, two, or three years. For purposes of determining the preference of shareholders on this matter, we will consider the choice (either once every one, two, or three years) that received the most votes as the preference of shareholders.

After the annual meeting of shareholders, the Company will disclose both the results of this vote and the Board’s decision regarding how frequently the shareholder advisory vote on executive compensation will take place in the future. In making such decision, the Board is not required to abide by the outcome of this shareholder advisory vote. However, the Board of Directors intends to consider the decision made by shareholders on this matter when determining the frequency of future advisory votes on executive compensation.

Before voting on this issue, we encourage you read the full details of the Company’s executive compensation program, including our primary objectives in setting executive pay, under “Compensation Objectives” above.

This shareholder advisory vote on the frequency of future executive compensation votes will be held at least once every six years.

The Board of Directors recommends that you vote FOR the approval of the Board’s recommendation to hold the shareholder advisory vote on executive compensation EVERY YEAR.

PROPOSAL 7—RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as the independent registered public accounting firm for the Company for 2012. While not required, we are submitting the appointment to the shareholders for their ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required for ratification. The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the year 2013. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Neogen Corporation and its shareholders.

Relationship with Ernst & Young

Ernst & Young LLP has acted as the Company’s independent registered public accounting firm for nine years. Ernst & Young LLP has advised that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as auditors. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The fees billed by Ernst & Young LLP with respect to the years ended May 31, 2011 and 2010 were as follows:

	2011	2010
Audit Fees	$281,700	$266,700
Audit-Related Fees	—	4,100
Tax Fees	—	—
All Other Fees	—	—

	$281,700	$270,800

Audit Fees include amounts billed for the annual audit of the Company’s fiscal year Consolidated Financial Statements, the audit of internal controls over financial reporting, the review of the Consolidated Financial Statements included in the Forms 10-Q, and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees include amounts billed for general accounting consultations and services that are reasonably related to the annual audit. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by Ernst & Young LLP. In the event management wishes to engage Ernst & Young LLP to perform non-audit services, a summary of the proposed engagement is prepared detailing the nature of the engagement, the reasons why Ernst & Young LLP is the preferred provider of the services and the estimated duration and cost of the engagement. The Audit Committee reviews and evaluates recurring non-audit services and proposed fees as the need arises at their regularly scheduled committee meetings. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chairman or, in his absence, any other member of the Committee, the authority to evaluate and approve projects and related fees of up to $10,000, if circumstances require approval between meetings of the Committee. Any such approval is reported to the full Committee at its next meeting.

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth certain information, as of August 8, 2011, with respect to beneficial ownership of Common Stock by the only persons known by the Company to be the beneficial owner of more than 5% of Neogen Corporation common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (%)
Brown Capital Management, Inc. 1201 North Calvert Street Baltimore, MD 21202	2,263,886	9.7%

Black Rock Global Investors 400 Howard Street San Francisco, CA 94105	1,625,535	7.0%

Riverbridge Partners, LCC Midwest Plaza West Suite 600 Minneapolis, MN 55402	1,300,229	5.6%

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of Neogen Corporation, common stock as of August 8, 2011 held by the current directors, each nominee for director, the executive officers named in the Summary Compensation Table under “Executive Compensation” and all executive officers and directors as a group.

Name	Number of Shares Owned (1)		Right to Acquire (2)	Total	Percentage of Outstanding Shares
James L. Herbert	1,021,853	(3)	96,851	1,118,704	4.8%
Lon M. Bohannon	301,446		63,584	365,030	1.6%
William T. Boehm Ph.D.	500		—	500
Richard T. Crowder Ph.D.	1,000		3,167	4,167	*
A. Charles Fischer	1,000		17,917	18,917	*
G. Bruce Papesh	7,506		31,417	38,923	*
Jack C. Parnell	14,585		3,667	18,252	*
Thomas H. Reed	1,688		3,667	5,355	*
Clayton K. Yeutter Ph.D.	3,465	(4)	11,167	14,632	*
Edward L. Bradley	123,532	(5)	88,359	211,891	*
Terri A. Morrical	33,178	(6)	33,805	66,983	*
Steven J. Quinlan	500		—	500	*
Executive officers, directors and nominees as a group (12 persons)	1,510,253		353,601	1,863,854	7.9%

*	Less than 1%
(1)	Excludes shares that may be acquired through stock option exercises.
(2)	Includes shares that may be acquired within 60 days of August 8, 2011 upon exercise of options pursuant to Rule 13d-3 of the Securities Act of 1934.
(3)	Includes 194,320 shares held in trust for the spouse of James L. Herbert.
(4)	Includes shares held in trust for spouse of Clayton Yeutter and shares in an IRA account.
(5)	Includes 14,012 shares held in Neogen Corporation 401-K Plan.
(6)	Includes 20,564 shares held in Neogen Corporation 401-K Plan.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Neogen Corporation is managed under the direction of its Board of Directors. The Board conducts its business through meetings of the Board and its committees. The Board held five meetings, and there were a total of eight committee meetings during fiscal 2011. Each director attended more than 75% of the total meetings of the Board and the committees on which he served in 2011. Directors are expected to attend the Annual Meeting of shareholders unless they have a schedule conflict or other valid reason. All the current Board members attended the 2010 Annual Meeting.

Independent Directors

A director is not considered to be independent unless the Board determines that he meets the NASDAQ independence rules and has no material relationship with Neogen Corporation, either directly or through any organization with which he is affiliated that has a relationship with Neogen Corporation. Based on a review of the responses of the directors to questions about employment history, affiliation and family and other relationships and on discussions with the directors, the Board has concluded that each of the Company’s non-employee directors is independent. As members of management, James L. Herbert, Chairman and Chief Executive Officer and Lon M. Bohannon, President and Chief Operating Officer, are not independent.

Board Committees

The Board has four committees. The current membership, number of meetings held during 2011 and the function performed by each of these committees are described below. None of the members of any of the committees is or ever has been an employee of the Company. The Board has determined that each committee member meets the independence standards for that committee within the meaning of applicable NASDAQ and SEC regulations.

Compensation Committee—Dr. Yeutter (Chair), Mr. Fischer and Mr. Parnell currently are members of the Compensation Committee, which met twice during 2010. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers prior to the beginning of each year, evaluates current year performance in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. Except in the case of the Chief Executive Officer, management provides recommendations to the Compensation Committee concerning compensation of officers.

Stock Option Committee—Mr. Parnell (Chair) and Dr. Crowder currently are members of the Stock Option Committee, which met once during 2011. The purpose of the Stock Option Committee is to assist the Board in discharging its overall responsibilities relating to the Neogen Corporation Stock Option Plan. Except in the case of the Chief Executive Officer, management provides recommendations to the Stock Option Committee concerning stock option awards for officers and employees.

Governance Committee—Mr. Papesh (Chair), Dr. Yeutter, and Mr. Fischer serve on the Governance Committee. The Governance Committee provides a leadership role in shaping the governance of the corporation, and provides oversight and direction with respect to the functioning and operation of the Board of Directors. The Committee also provides oversight on management succession, human resources practices, risk management, and environmental, health and safety issues.

The Committee recommends to the Board of Directors criteria for selecting new directors; the enumeration of skills that would be advantageous to add to the Board; the appropriate mix of inside and outside directors; ethnicity and gender of directors; and size of the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Committee does not have a formal policy with respect to diversity; however, the Board and the Committee believe that it is essential that the Board members represent diverse viewpoints. As required by the NASDAQ, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors. It identifies persons qualified to become directors, and as appropriate recommends candidates to the Board for its approval. At the direction of the Board of Directors, the committee manages the CEO selection process, and ultimately recommends one or more candidates for consideration by the Board. The Committee met three times during 2011. For further information, see the charter of the Governance Committee that is available in the “Investor Relations” section of the Company’s website at www.neogen.com.

The Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company’s current directors and management. The Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s by-laws. The Committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the 2011 Annual Meeting.

Audit Committee—Mr. Reed (Chair), Dr. Crowder, and Mr. Papesh currently are members of the Audit Committee. The Audit Committee met four times during 2011 and oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. Further information regarding the role of the Audit Committee is contained in its charter that is available in the “Investor Relations” section of the Company’s website at www.neogen.com and also see “Audit Committee Report” in this Proxy Statement. The Board has determined that all current members of the committee are ‘audit committee financial experts” for purposes of applicable SEC rules.

Lead Director/Executive Sessions of Non-Management Directors

Mr. Parnell has been designated the Lead Independent Director, with responsibility for coordinating the activities of the other independent directors. Mr. Parnell chairs all executive sessions of the Board.

Mr. Herbert and Mr. Bohannon do not attend the executive sessions except that either officer may attend a portion of any session upon request. At least one executive session is held yearly.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding officer Compensation. Management’s involvement in executive compensation is typically for the Chief Executive Officer to make recommendations on compensation for those other than himself. No member of the Compensation Committee has served as an officer or employee at any time. No executive officer serves as a member of the compensation committee of any other company that has an executive officer serving as a member of Neogen Corporation’s Board of Directors. None of Neogen Corporation’s executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee.

Risk Management

The Board of Directors oversees the Company’s risk management. This oversight is administered primarily through the Board’s review and approval of the management business plan, including the projected opportunities and challenges facing the business; periodic review by the Board of business developments, strategic plans and implementation, liquidity and financial results; the Board’s oversight of succession planning and the Board’s oversight of capital spending and financings; the Audit Committee’s oversight of the Company’s internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board); the Governance Committee’s leadership in the evaluation of the Board and Committees; and the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well its review of compensation plans generally and the related risks.

Contacting the Board of Directors

Shareholders and other interested persons may communicate directly with the Board on a confidential basis by mail to Board of Directors, Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912 Attention: Board Secretary. All such communications will be received directly by the Secretary of the Board and will not be screened or reviewed by any other Neogen Corporation employee.

Code of Conduct and Ethics

Neogen Corporation has adopted a Code of Conduct applicable to all Neogen Corporation employees, officers and directors, including specifically the Chief Executive Officer, Chief Financial Officer and Corporate Controller, in the performance of their duties and responsibilities. The Code of Conduct is posted on the Company’s website at www.neogen.com in the “Investor Relations” section and will be mailed to any shareholder upon request to the Secretary at 620 Lesher Place, Lansing, Michigan 48912.

Certain Relationships and Related Party Transactions

The Board of Directors acting as a committee of the whole approves or ratifies transactions involving directors, executive officers or principal shareholders, or members of their immediate families or entities controlled by any of them, or in which they have a substantial ownership interest, in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Board of any such transaction that is proposed to be entered into or continued and seeks approval. In the event any such transaction is proposed for which a decision is required prior to the next regularly scheduled meeting of the Board, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Board at its next meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Named executive officers (“NEOs”) for SEC reporting purposes are:

Name	Title
James L. Herbert	Chairman & Chief Executive Officer
Lon M. Bohannon	President & Chief Operating Officer
Steven J. Quinlan (1)	Vice President & Chief Financial Officer
Richard R. Current (1)	Vice President & Former Chief Financial Officer
Edward L. Bradley	Vice President Food Safety Operations
Terri A. Morrical	Vice President Animal Safety Operations

(1)	On January 6, 2011 Mr. Current resigned as Chief Financial Officer and Mr. Quinlan was appointed Vice President & Chief Financial Officer.

Brief biographies of the NEOs, except Mr. Herbert and Mr. Bohannon follow. Biographies of Mr. Herbert and Mr. Bohannon, who are also Directors of the Company, are included in “Proposal I Election of Directors.”

Steven J. Quinlan, age 48, joined Neogen Corporation in January 2011 as Vice President and Chief Financial Officer. Prior to joining Neogen, Mr. Quinlan worked in various capacities with Michigan-based Detrex Corporation, a publicly held manufacturer of commercial and industrial pipe and speciality chemicals. From 2002 to 2010 he served as Vice President-Finance, Chief Financial Officer and Treasurer of Detrex responsible for all finance, accounting and external reporting. Before joining Detrex, he worked in finance and accounting related positions at Price Waterhouse and Ford Motor Company.

Richard R. Current, age 67, joined the Company in November 1999 as Vice President & Chief Financial Officer and served in that position until January 6, 2011. In October 2007, he was given the added title of Secretary. Prior to joining Neogen, Mr. Current served as Executive Vice President and Chief Financial Officer of Integral Vision, Inc. from 1994 to 1999 and as Vice President and Chief Financial Officer of the Shane Group, Inc., a privately held company, from 1991 to 1994. Mr. Current was associated with the public accounting firm of Ernst & Young for 24 years and served as Managing Partner of the Lansing, Michigan office from 1986 to 1991.

Edward L. Bradley, age 51, joined Neogen in February 1995 as Vice President of Sales and Marketing for AMPCOR Diagnostics, Inc. In June 1996, he was made a Vice President of Neogen Corporation. Currently, Mr. Bradley is responsible for all activities focused on food safety products except Research and Development. From 1988 to 1995, Mr. Bradley served in several sales and marketing capacities for Mallinckrodt Animal Health, including the position of National Sales Manager responsible for 40 employees in its Food Animal Products Division. Prior to joining Mallinckrodt, he held several sales and marketing positions for Stauffer Chemical Company.

Terri A. Morrical, age 46, joined Neogen Corporation in September 1992 as part of the Company’s acquisition of WTT, Incorporated. She has directed most aspects of the Company’s animal safety operations since she joined the Company and currently serves as Vice President in charge of all of the Company’s animal safety operations. From 1986 to 1991, she was Controller for Freeze Point Cold Storage Systems and concurrently served in the same capacity for Powercore, Inc. In 1990, she joined WTT, Incorporated as Vice President and Chief Financial Officer and then became President, the position she held at the time Neogen acquired the business.

Compensation Objectives

Neogen executive compensation programs are designed to be aligned with shareholder value creation and are structured to reward individual and organizational performance and be simple, concise and understandable. A significant percentage of each NEO’s compensation consists of variable pay.

The primary objectives of the compensation programs covering NEOs are to:

•	Attract, retain and motivate highly talented executives who will drive the success of the business;

•	Align incentives with the achievement of measurable corporate, business unit and individual performance objectives based on financial and non-financial measures, as appropriate;

•	Provide overall compensation that is considered equitable to the employee and the Company; and

•	Ensure reasonable, affordable and appropriate compensation program costs.

Compensation Elements

The primary pay elements provided to NEOs are:

•	Base salary;

•	Discretionary annual bonus; and

•	Equity-based long-term incentive compensation delivered in the form of stock option grants.

Other pay elements include health and welfare benefits plans under which the NEOs receive similar benefits to those provided to all other eligible U.S.-based employees, such as medical, life insurance and disability coverage.

The Compensation Committee is provided materials by management regarding the various compensation elements of each NEO’s compensation package. The Committee makes decisions about each compensation element in the context of each NEO’s total pay package. Positions at higher levels at Neogen Corporation generally have a greater emphasis on variable pay elements of bonus and stock options, although no specific formula, schedule or tier is applied in establishing compensation “mix”.

Each of the compensation elements and its purpose is further described below.

Base Salary

Base salary is intended to compensate the executive for the basic market value of the position, time in the position and the relation of that position to other positions in the Company. Each NEO’s salary and performance is reviewed annually. Factors considered in determining the level of executive base pay include the role and responsibilities of position, performance against expectations and an individual’s job experience or unique role responsibilities.

Actual earned salary for 2011 is shown in the “Salary” column of the Summary Compensation Table. Base salary rate increases from 2010 to 2011 are shown in the following table.

Name	2011 Salary Rate	2010 Salary Rate	Percent Increase
James L. Herbert	$322,000	$322,000	—
Lon M. Bohannon	239,000	224,000	6.7%
Steven J. Quinlan (1)	93,524	—	n/a
Richard R. Current (2)	144,500	162,000	n/a
Edward L. Bradley	154,000	148,600	3.6%
Terri A. Morrical	153,000	147,500	3.7%

(1)	Mr. Quinlan joined the Company as Vice President & Chief Financial Officer on January 6, 2011. He was paid $20,000 upon hire and that amount is included in the 2011 Salary Rate above.
(2)	Mr. Current resigned as Chief Financial Officer on January 6, 2011. Since that date, he has continued to serve as the Company’s Secretary and as a Vice President. This table and the other tables in this proxy statement include all compensation paid to Mr. Current for fiscal 2011 in all capacities.

Discretionary Annual Bonus

Bonuses paid in fiscal 2012 related to fiscal 2011 are as follows:

Name	Target Value	Actual Payments	Percentage of Target
James L. Herbert	$155,000	$165,000	106.4%
Lon M. Bohannon	95,000	95,000	100.0%
Steven J. Quinlan (1)	15,000	15,000	100.0%
Richard R. Current (2)	20,000	20,000	100.0%
Edward L. Bradley	54,000	45,000	83.3%
Terri A. Morrical	42,000	48,000	114.3%

(1)	Mr. Quinlan joined the Company as Vice President & Chief Financial Officer on January 6, 2011.
(2)	Mr. Current resigned as Chief Financial Officer on January 6, 2011

Target Values for bonuses are set by the Compensation Committee and communicated to the officers at the time that the prior year actual payments are communicated. Bonus payments were determined by the Compensation Committee based on Committee’s perception of the efforts expended and achievements of the officers during the fiscal year. The Compensation Committee took into account the recommendations of Mr. Herbert with respect to Mr. Bohannon’s bonus, and took into account the recommendations of Mr. Herbert and Mr. Bohannon with respect to Mr. Quinlan’s, Mr. Current’s, Mr. Bradley’s and Ms. Morrical’s bonuses. Targeted and actual bonuses are not based on any formula, but are solely within the discretion of the Compensation Committee. The Committee’s appraisal of the Company’s overall performance was significantly influenced by the following:

•	Revenues increased 23% to $172.7 million, a level that is in excess of the projected revenue contained in the Company’s five-year plan;

•	Operating income for the year was 33.3% higher than the previous year;

•	Net cash provided from operating activities was $28.0 million and cash and investments increased to over $56.0 million; and

•	Shareholder equity increased 23.5% as compared to a year earlier.

During the year, the management team was responsible for integrating acquisitions adding strategically to the company’s growth plans. Additionally, the company continued in the Standard and Poor’s 600 Index and was named by Fortune Magazine to the list of the 100 fastest growing small public companies in America and by Forbes Magazine as one of the 200 best small public companies in America for the ninth time in eleven years. Give the above facts, the Compensation Committee judged that Mr. Herbert and Mr. Bohannon had been responsible for a significant increase in shareholder value and therefore awarded the full bonus amounts and in the case of Mr. Herbert, slightly more than his targeted bonus. In addition to the above factors Mr. Bradley and Ms. Morrical’s bonuses are affected by the sales, operating income and other operating metrics of the division for which they have primary responsibility. Mr. Current’s bonus was based on the committee’s assessment of his performance as chief financial officer through December 31, 2010 and his assistance with the transition of chief financial officer responsibilities, following his resignation as Chief Financial Officer. Mr. Quinlan’s bonus was established based upon an agreement at the time he was hired, and the Committee concluded that Mr. Quinlan had performed in accordance with their expectations of him.

Substantially all employees’ bonus arrangements, including all those of the Named Executive Officers, include a provision that the bonuses otherwise payable may be decreased in the event that specific Company earnings per share targets are not met. Actual Company performance of $.96 per share exceeded the earnings per share target.

Long-Term Incentive Compensation

Long-term Incentive Compensation: The objectives of the long-term incentive portion of the compensation package are to:

•	Align the personal and financial interests of management and other employees with shareholder interests;

•	Balance short-term decision-making with a focus on improving shareholder value over the long term;

•	Provide a means to attract, reward and retain a skilled management team; and

•	Provide the opportunity to build a further ownership position in Neogen Corporation stock.

The long-term incentive mechanism at Neogen Corporation has been and continues to be stock option awards, the ultimate value of which is dependent on increases in the Company’s stock price. Stock options are granted to provide employees with a personal financial interest in the Company’s long-term success, promote retention of employees and enable Neogen Corporation to compete for the services of new employees in a competitive market. Neogen Corporation continues to believe that stock options are the most appropriate means to accomplish long-term incentive objectives.

The stock option program is designed to deliver competitive long-term awards while incurring a minimal level of expense and shareholder dilution relative to other long-term incentive programs. Neogen Corporation’s compound growth rate in year-end stock price has been in excess of 30% for the past five years. It is the Company’s view that stock options represent the optimal use of corporate resources and the best way to achieve the objectives of the long-term compensation element.

Neogen Corporation maintains one equity-based long-term incentive plan that has been previously approved by shareholders—the Neogen Corporation 2007 Stock Option Plan.

In general, options granted by Neogen Corporation are incentive options with five-year lives that vest 20% per year following the year of grant. Certain incentive options are converted to non-qualified options when IRS limitations for incentive options are exceeded. Prior to 2006, these re-characterized options carried three year vesting provisions and ten-year terms. For 2006 and subsequent, the nonqualified options retain the same vesting and life provisions as incentive options. Nonqualified stock options, with up to ten-year terms and vesting 33% per year for the three years following the year of grant, are granted to Directors. In all cases, grant prices are equal to the closing price on the day of the grant. Neogen Corporation does not reprice options and does not “reload”—which means the recipient is only able to exercise the number of shares in the original stock option grant. Neogen Corporation’s practice has been to make an annual award to the majority of recipients as well as rare hire-on awards to select new hires.

Annual stock option grants are made at the discretion of the Stock Option Committee, with the exception of non-employee director awards that are granted automatically under the terms of the Stock Option Plan. Management makes recommendations to the Stock Option Committee as to the stock option award levels and terms. The determination with respect to the number of options to be granted to any particular participant is ultimately subjective in nature. While no specific performance measures are applied, factors considered in determining the number of options to be awarded to an individual include his or her level of responsibility and position within the Company, demonstrated performance over time, value to Neogen Corporation’s future success, historic grants, retention concerns and, in the aggregate, share availability under the plan and overall Company expense and shareholder dilution from awards. Management provides the Stock Option Committee information on grants made in the past three years and the accumulated value of all stock option awards outstanding to each NEO.

The table below shows the size of the 2011 stock option grants to each of the NEOs.

Name	Number of Options	Compensation Cost Recognized for 2011 Grants (3) (4)
James L. Herbert	55,000	$468,600
Lon M. Bohannon	30,000	255,600
Steven J. Quinlan (1)	—	—
Richard R. Current (2)	—	—
Edward L. Bradley	17,000	144,840
Terri A. Morrical	15,500	132,060

(1)	Mr. Quinlan joined the Company as Vice President & Chief Financial Officer on January 6, 2011.
(2)	Mr. Current resigned as Chief Financial Officer on January 6, 2011
(3)	Represents the aggregate grant date fair value of each stock option granted in 2011, calculated in accordance with the provisions of the Compensation—Stock Compensation Topic of the FASB Codification, and does not allocate the expense to each vesting period.

(4)	The stock option Codification Topic 718 values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model using the assumptions in the following table:

Black-Scholes Model Assumptions (a)	2011	2010	2009	2008	2007
Risk-free interest rate	1.7%	2.0%	2.3%	4.6%	4.7%
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	35.8%	37.8%	32.8%	34.2%	46.6%
Expected option life	4 Years	4 Years	4 Years	4 Years	4 Years

(a)	The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

Retirement Plans: A defined contribution plan, the Neogen Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) is available to all eligible U.S. employees including all NEOs. Under the 401(k) Plan, Neogen Corporation matches dollar per dollar of the first 3%, and fifty cents per dollar of the next 2% of pay contributed by the employee up to the Internal Revenue Code limits. Matching contributions to the 401(k) Plan are vested immediately upon payment.

Health and Welfare Benefits Plans: Benefits such as medical, life insurance and disability coverage are provided to each NEO under benefits plans that are provided to all eligible U.S.-based employees. The benefits plans are part of the overall total compensation offering and are intended to be competitive and provide health care coverage for employees and their families. The NEOs have no additional Company-paid health benefits. Similar to all other employees, NEOs have the ability to purchase supplemental life, dependent life, long-term care insurance, dental and accidental death and dismemberment coverage through the Company. The value of these benefits is not included in the Summary Compensation Table since they are purchased by each NEO and are made available to all U.S. employees. No form of post-retirement health care benefits is provided to any employee.

Perquisites: The values of perquisites and other personal benefits for 2011 are included in the “All Other Compensation” column of the Summary Compensation Table. In general the value of perquisites granted to NEOs is considered to be de minimis.

2002 Employee Stock Purchase Plan: Employees in the U.S. are permitted to voluntarily purchase Neogen Corporation stock at a 5% discount through after-tax payroll deductions under the Employee Stock Purchase Plan (“ESPP”) as a way to facilitate employees becoming shareholders of Neogen Corporation. The ESPP purchases stock semi-annually for participants through a third party plan administrator. None of the NEOs is currently eligible to purchase shares through the plan.

Executive and Non-Employee Director Stock Ownership Policy

Neogen Corporation has a stock ownership policy in place for all corporate officers, including the NEOs and Directors. This reflects the Company’s conviction that all senior executives should have meaningful actual share ownership positions in the Company in order to reinforce the alignment of management and shareholder interests. The ownership policy was adopted by the Board of Directors at its meeting in July 2007. It is expected that the Compensation Committee will periodically review the policy requirements to ensure they continue to be reasonable and competitive.

The ownership requirements are:

Position	Market Value of Stock Owned	Expected Time Period to Comply
Non-Employee Directors	2 times annual cash fees paid	5 years

Chief Executive Officer	2 times annual salary, including bonus	3 years

Corporate Officers	2 times annual salary, including bonus	5 years

Stock owned includes shares owned outright, including 401(k) Plan shares, but does not include stock options. As of May 31, 2011, all non-employee directors, the chief executive officer and all corporate officers were at or above the applicable stock ownership requirement or within the expected time period to comply.

Employment Agreements and Severance Policy

Neogen Corporation does not provide employment or severance agreements. The Company maintains a discretionary severance practice for all eligible employees, which could potentially include the NEOs. The discretionary practice provides for payments as determined by the Company as circumstances warrant.

Chief Executive Officer Compensation

Compensation Information: For purposes of its review of Mr. Herbert’s pay in fiscal 2011, the Compensation Committee considered the following criteria:

•	The success of the Company in the past year;

•	The success of the Company over an extended period; and

•	The importance of Mr. Herbert to the continued success of the Company.

Base Salary: Mr. Herbert’s salary remained at $322,000 in the 2011 year. Base salary determinations include consideration of the level of business performance in 2010, historical base salary increases and time in the position and take into consideration all forms of compensation earned, including long-term incentive compensation earned.

Annual Bonus: Mr. Herbert achieved 106.4% of his 2011 bonus objectives resulting in a $165,000 payout based on accomplishments during the year. Mr. Herbert’s bonus payout was $155,000 in 2010.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Clayton K. Yeutter Ph.D.

Jack C. Parnell

A. Charles Fischer

Members of the Compensation Committee

EXECUTIVE COMPENSATION

The table sets forth information regarding all elements of the compensation paid to Neogen Corporation’s principal executive officers, principal financial officer and two other most highly compensated executive officers (the “NEOs”) for fiscal year 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
James L. Herbert,	2011	$322,000	$165,000	$468,600	$—	$8,400	$964,000
Chairman & Chief Executive Officer	2010	322,000	155,000	474,920	—	8,627	960,547
	2009	310,000	150,000	369,450	—	9,586	839,036

Lon M. Bohannon,	2011	239,000	95,000	255,600	—	8,650	598,250
President & Chief Operating Officer	2010	224,000	90,000	265,955	—	8,400	588,355
	2009	215,000	80,000	213,460	—	8,450	516,910

Steven J. Quinlan,	2011	93,524	15,000	—	—	—	108,524
Vice President & Chief Financial Officer (5)

Richard R. Current	2011	144,500	20,000	—	—	5,203	169,703
Vice President & Chief Financial Officer (6)	2010	162,000	35,000	47,492	—	7,736	252,228
	2009	156,000	33,000	123,150	—	7,655	319,805

Edward L. Bradley,	2011	154,000	45,000	144,840	—	5,830	349,670
Vice President Food Safety Operations	2010	148,600	48,000	151,975	—	5,864	354,439
	2009	142,000	—	123,150	40,000	5,757	310,907

Terri A. Morrical,	2011	153,000	48,000	132,060	—	5,798	388,858
Vice President Animal Safety Operations	2010	147,500	35,000	142,476	—	5,660	330,636
	2009	141,500	—	119,045	28,000	6,241	294,786

(1)	SEC rules require separation of the discretionary and formulaic aspects of annual bonus payments into the two separate columns—Bonus and Non-Equity Incentive Plan Compensation.
(2)	Calculations use grant-date fair value based on Codification Topic 718 for 2010 and 2011 stock options grants. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation”.
(3)	In fiscal 2010 and 2011 all NEOs bonuses were discretionary, and are listed under Bonus.
(4)	Includes 401(k) Plan matching contributions. See “Compensation Discussions and Analysis—Compensations Elements” for additional information on these amounts
(5)	Mr. Quinlan joined the Company as Vice President & Chief Financial Officer on January 6, 2011. He was paid $20,000 upon hire and that amount is included in his salary above.
(6)	Mr. Current resigned as Chief Financial Officer on January 6, 2011.

The following table sets forth the 2011 compensation cost recognized for 2011 awards or the portion of awards vested in 2011 from prior grants as shown in the “Option Awards” column:

Option Awards

Name	2011 Awards	2010 Awards	2009 Awards	2008 Awards	2007 Awards	Total
James L. Herbert	$93,720	$94,984	$73,890	$88,365	$8,530	$359,489
Lon M. Bohannon	51,120	53,191	42,692	49,320	40,944	237,267
Steven J. Quinlan (1)	—	—	—	—	—	—
Richard R. Current (2)	—	9,498	24,630	28,770	22,178	85,076
Edward L. Bradley	28,968	30,395	24,630	28,770	22,178	134,941
Terri A. Morrical	26,412	28,495	23,809	28,770	23,884	131,370

(1)	Mr. Quinlan joined the Company as Vice President & Chief Financial Officer on January 6, 2011.
(2)	Mr. Current resigned as Chief Financial Officer on January 6, 2011

The following table indicates the “mix” of total direct compensation for the NEOs in 2011 based on salary, total bonus payment and the Codification Topic 718 compensation expense of 2011 option awards:

Name	Salary	Annual Bonus	Stock Option Grant- Date Value using Black-Scholes (3)
James L. Herbert	$322,000	$165,000	$468,600
Lon M. Bohannon	239,000	95,000	255,600
Steven J. Quinlan (1)	93,524	15,000	—
Richard R. Current (2)	144,500	20,000	—
Edward L. Bradley	154,000	45,000	144,840
Terri A. Morrical	153,000	42,000	132,060

(1)	Mr. Quinlan joined the Company as Vice President & Chief Financial Officer on January 6, 2011.
(2)	Mr. Current resigned as Chief Financial Officer on January 6, 2011
(3)	Calculations use grant-date fair value based on Codification Topic 718 for 2011 stock options grants. For purposes of this table, the calculations do not attribute the compensation cost to the requisite vesting period.

Grants of Plan-Based Awards

This table sets forth additional information regarding the range of option awards granted to the NEOs in year ended May 31, 2011 that are disclosed in the Summary Compensation Table.

Name	Grant Date (3)	Number of Securities Underlying Options	Exercise of Base Price of Options Awards (4)	Closing Market price on Date of Grant	Grant-date Fair Value of Options Awards (5)
James L. Herbert	8/24/2010	55,000	$28.02	$28.02	$468,600
Lon M. Bohannon	8/24/2010	30,000	28.02	28.02	255,600
Steven J. Quinlan (1)	—	—	—	—	—
Richard R. Current (2)	—	—	—	—	—
Edward L. Bradley	8/24/2010	17,000	28.02	28.02	144,840
Terri A. Morrical	8/24/2010	15,500	28.02	28.02	132,060

(1)	Mr. Quinlan joined the Company as Vice President & Chief Financial Officer on January 6, 2011.
(2)	Mr. Current resigned as Chief Financial Officer on January 6, 2011
(3)	Grant Date pertains to the 2011 stock options awards

(4)	In accordance with the terms of the 2007 Plan, these options were granted at 100% of the closing market price on the day of the grant. Options have a five-year term and generally become exercisable as to 20% of the shares on each of the five anniversary dates of the grant.
(5)	Represents grant-date value based on Codification Topic 718 for August 24, 2010 option grants. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term, Incentive Compensation”.

Outstanding Equity Awards at Fiscal Year-End

This table sets forth information as to unexercised options that were held by the NEOs at May 31, 2011.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
James L. Herbert
	—	2,250	$9.02	11/3/2011
	16,818	25,441	13.55	8/9/2012
	27,000	40,500	18.19	8/15/2013
	11,000	48,889	19.55	8/24/2014
	—	55,000	28.02	8/24/2015

	54,818	172,080
Lon M. Bohannon
	10,799	10,799	$9.02	11/3/2011
	—	21,601	13.55	8/9/2012
	11,381	23,400	18.19	8/15/2013
	8,400	33,601	19.55	8/24/2014
	—	30,000	28.02	8/24/2015

	30,580	119,401
Steven J. Quinlan
	—	—	—	—
Richard R. Current
	—	5,849	$9.02	11/3/2011
	—	12,600	13.55	8/9/2012
	—	13,499	18.19	8/15/2013

	—	31,948
Edward L. Bradley
	—	5,850	$9.02	11/3/2011
	3,169	12,599	13.55	8/9/2012
	2	13,499	18.19	8/15/2013
	27,062	27,062	6.75	10/10/2013
	4,801	19,200	19.55	8/24/2014
	18,125	18,125	9.09	12/21/2014
	—	17,000	28.02	8/24/2015
	16,200	16,200	8.18	10/31/2015

	69,359	129,535
Terri A. Morrical
	—	6,300	$9.02	11/3/2011
	2,353	12,597	13.55	8/9/2012
	8,701	13,050	18.19	8/15/2013
	5,001	17,500	19.55	8/24/2014
	—	145,500	28.02	8/24/2015

	16,055	64,947

(1)	Vesting schedules for Incentive Stock Options are 20% of the shares on each of the first five anniversary dates of the grant. Non-Qualified options that result from Incentive Stock Option grants in excess of allowable amounts had various vesting schedules prior to 2006.

Option Exercises and Stock Vested

This table sets forth information with respect to option exercises by the NEOs during 2011.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (3)
James L. Herbert	92,747	$2,481,152
Lon M. Bohannon	63,592	1,400,029
Steven J. Quinlan (1)	—	—
Richard R. Current (2)	68,602	1,669,132
Edward L. Bradley	36,031	790,000
Terri A. Morrical	33,830	812,610

(1)	Mr. Quinlan joined the Company as Vice President & Chief Financial Officer on January 6, 2011.
(2)	Mr. Current resigned as Chief Financial Officer on January 6, 2011
(3)	Represents the difference between the exercise price and the closing price of the Common Stock as reported as the NASDAQ-GS closing price on the exercise date.

Pension Benefits

Neogen Corporation sponsors no defined benefits plans, therefore, none of the NEOs participates in a defined benefits plan sponsored by Neogen Corporation.

COMPENSATION OF DIRECTORS

Director Compensation

This table sets forth information regarding compensation paid during 2011 to directors who were not employees.

Name	Fees Earned Or Paid In Cash	Option Awards (1)	All Other Compensation		Total
William T. Boehm Ph.D. (2)	$—	$61,700	$—		$61,700
Richard T. Crowder Ph.D.	6,000	20,440	—		26,440
A. Charles Fischer	7,500	20,440	—		27,940
G. Bruce Papesh	7,500	20,440	—		27,940
Jack C. Parnell	7,500	20,440	9,000	(3)	36,940
Thomas H. Reed	6,500	20,440	—		26,940
Clayton K. Yeutter Ph.D.	7,000	20,440	—		27,440

(1)	Calculations use grant-date fair value based on Codification Topic 718 for 2010 and 2011 stock options grants. For purpose of this disclosure, the calculations do not attribute the compensation cost to the requisite vesting period. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.”
(2)	Dr. Boehm was granted, in accordance with the 2007 Option Plan, options to purchase 5,000 shares of Neogen Corporation Common Stock upon joining the Board of Directors.
(3)	Amount represents a retainer paid to the law firm of Kahn, Soares and Conway for consulting services. Mr. Parnell is a member of this firm. The Company has not used services of Kahn, Soares and Conway in excess of the levels allowed for in the retainer since prior to fiscal 2002 and does not expect to exceed those levels in the future.

The following table sets for the 2011 compensation cost recognized for 2011 awards and the portion of awards vested in 2011 from prior grants as shown in the “Option Awards” column.

Option Awards

Name	2011 Awards	2010 Awards	2009 Awards	Total
William T. Boehm Ph.D. (1)	$20,567	$—	$—	$20,567
Richard T. Crowder Ph.D.	6,813	16,385	—	23,198
A. Charles Fischer	6,813	6,554	4,833	18,200
G. Bruce Papesh	6,813	6,554	4,833	18,200
Jack C. Parnell	6,813	6,554	4,833	18,200
Thomas H. Reed	6,813	6,554	4,833	18,200
Clayton K. Yeutter Ph.D.	6,813	6,554	4,833	18,200

(1)	Dr. Boehm was granted, in accordance with the 2007 Option Plan, options to purchase 5,000 shares of Neogen Corporation Common Stock upon joining the Board of Directors.

The grant-date fair value of the stock option awards granted in 2011, the compensation cost recognized for 2011 grants, and outstanding option awards at May 31, 2011 were:

Name	Grant-Date Fair Value based Codification Topic 718 for 2011 Grants	Compensation Cost Recognized for 2011 Grants	Option Awards Outstanding at May 31, 2011
William T. Boehm Ph.D. (1)	$61,700	$20,567	5,000
Richard T. Crowder Ph.D.	20,440	6,813	9,500
A. Charles Fischer	20,440	6,813	11,000
G. Bruce Papesh	20,440	6,813	11,000
Jack C. Parnell	20,440	6,813	9,000
Thomas H. Reed	20,440	6,813	8,000
Clayton K. Yeutter Ph.D.	20,440	6,813	15,500

(1)	Dr. Boehm was granted, in accordance with the 2007 Option Plan, options to purchase 5,000 shares of Neogen Corporation Common Stock upon joining the Board of Directors.

Until August 1, 2007, the Company did not pay director’s fees to any director for attendance at meetings of the Board or standing committees. Effective August 1, 2007 directors are paid $1,000 for each Board meeting attended and $500 for each committee meeting attended. All non-employee directors are granted non-qualified options to purchase 5,000 shares of Common Stock when first elected to the Board of Directors and non-qualified options to purchase 2,000 shares of Common Stock upon subsequent election to, or commencement of annual service on, the Board of Directors. The options expire 10 years after the date of grant and vest over three years in equal annual installments commencing with the first anniversary of the date of grant. All directors are eligible to receive reimbursement for all ordinary travel expenses related to attendance at Board or committee meetings.

Effective October 6, 2011, Directors receive an annual retainer of $24,000 (paid quarterly), $1,000 for each Board of Directors meeting and $500 for each committee meeting attended and 3,000 options with ten year lives and three year ratable vesting provisions.

AUDIT COMMITTEE REPORT

The undersigned constitute the Audit Committee of the Board of Directors of Neogen Corporation. The committee serves in an oversight capacity and is not intended to be part of the Company’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the Consolidated Financial Statements, the financial reporting process and internal control over financial reporting. Neogen’s independent registered public accounting firm is responsible for performing independent audits of the Consolidated Financial Statements and an audit of management’s assessment of internal control over financial reporting. The Committee monitors and oversees these processes. The Committee also approves the selection and appointment of Neogen’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the shareholders.

In this context, the Committee met and held discussions with management and Ernst & Young LLP throughout the year and reported the results of our activities to the Board of Directors. Specifically the following were completed:

•	Reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2011 with Neogen’s management;

•	Discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Communications with Audit Committees), as amended; and

•

Received written disclosure regarding independence from Ernst & Young LLP as required by applicable requirements of the PCAOB for independent auditor communications with audit committees concerning their independence and discussed with Ernst & Young LLP its independence.

Based on the above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s fiscal year 2011 annual report on Form 10-K and the Company’s annual report to shareholders.

Submitted by:

Thomas H. Reed

G. Bruce Papesh

Richard T. Crowder Ph.D.

Members of the Audit Committee

ADDITIONAL INFORMATION

Shareholder Proposals for the 2012 Annual Meeting

Shareholders proposals intended to be presented at the annual meeting of shareholders in the year 2012 and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by Neogen Corporation for consideration not later than May 10, 2012 to be considered for inclusion in the proxy statement and form of proxy related to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2012 must be received by Neogen Corporation not later than May 10, 2012 or they will be considered untimely.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires beneficial owners of more than 10% of Neogen Corporation Common Stock, among others, to file reports with respect to changes in their ownership of Common Stock. During fiscal 2011, to the Company’s knowledge, none of the directors, executive officers and 10% shareholders of Neogen Corporation failed to comply with the requirements of Section 16(a), except that Mr. Quinlan filed one required report late.

Other Actions

At this time, no other matter other than those referred to above is known to be brought before the meeting. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter.

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 6, 2011. See http//www.neogen.com/Corporate/invest.html for a copy of the 2011 proxy statement and annual report.

Expenses of Solicitation

The cost of solicitation of proxies for the Annual Meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board of Directors

Richard R. Current

Secretary

September 1, 2011

Appendix A

AMENDED AND RESTATED

NEOGEN CORPORATION 2007 STOCK OPTION PLAN

NEOGEN CORPORATION

1. Definitions: As used herein, the following terms shall have the following meanings:

(a) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations thereunder.

(b) “Committee” shall mean, (i) with respect to administration of the Plan regarding Participants who are subject to Section 16(a) and (b) of the Exchange Act, a committee meeting the standards of Rule 16b-3 of the Rules and Regulations under the Exchange Act, or any similar successor rule, appointed by the Board of Directors of the Company to perform any of the functions and duties of the Committee under the Plan, or the Board of Directors as a whole, (ii) with respect to administration of the Plan regarding Participants whose compensation is subject to Section 162(m) of the Code, a committee comprised solely of two or more “outside directors” (within the meaning of Treasury Regulation Section 1.162-27(e)(3) or any successor regulation or rule) appointed by the Board of Directors of the Company to perform any of the functions and duties of the Committee under the Plan, or the Board of Directors as a whole, and (iii) with respect to administration of the Plan regarding all other Participants, such committee or the Board of Directors of the Company, as described in clauses (i) or (ii), or such other committee or entity appointed by the Board of Directors of the Company to perform any of the functions and duties of the Committee under the Plan.

(c) “Common Shares” shall mean the Common Shares, $.16 par value, of the Company.

(d) “Company” shall mean Neogen Corporation, a Michigan corporation, or any successor thereof.

(e) “Discretion” shall mean the sole discretion of the Committee, with no requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat any key employee, director, or consultant in a manner consistent with the treatment afforded other key employees, directors, or consultants with respect to the Plan or otherwise.

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(g) “Incentive Option” shall mean an option to purchase Common Shares which meets the requirements set forth in the Plan and also is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code as designated in the applicable award agreement.

(h) “Nonqualified Option” shall mean an option to purchase Common Shares which meets the requirements set forth in the Plan but is not intended to be, or does not qualify as, an incentive stock option within the meaning of the Code.

(i) “Participant” shall mean any individual covered by Paragraph 11 or designated by the Committee under Paragraph 6 for participation in the Plan.

(j) “Plan” shall mean this Neogen Corporation 2007 Stock Option Plan as amended and restated, and as may be further amended from time to time.

(k) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(l) “Subsidiary” shall mean any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all classes of outstanding voting equity interests.

(m) “Outside Director” shall mean any member of the Company’s Board of Directors who is not an employee of Neogen Corporation or any of its Subsidiaries.

2. Purpose of Plan: The purpose of the Plan is to provide key employees (including officers), directors, and consultants of the Company and its Subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of key employees, directors, and consultants with the interests of the shareholders of the Company, and to facilitate attracting and retaining key employees, directors, and consultants of exceptional ability.

3. Administration: The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock options, the amount of stock to be optioned to each such person, the time such options shall be granted and the terms and conditions of any stock options. Such terms and conditions may, in the Committee’s Discretion, include, without limitation, provisions providing for termination of the option, the accelerated vesting of any option, forfeiture of the gain on any option exercises or both if the Participant competes with the Company or otherwise acts contrary to the Company’s interests, and provisions imposing restrictions, potential forfeiture or both on shares acquired upon exercise of options granted pursuant to this Plan. The Committee may condition any grant on the potential Participant’s agreement to such terms and conditions.

Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Company, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

4. Indemnification: In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any option granted hereunder to the full extent provided for under the Company’s articles of incorporation or bylaws with respect to indemnification of directors of the Company.

5. Maximum Number of Shares Subject to Plan: The maximum number of shares with respect to which stock options may be granted under the Plan shall be an aggregate of 2,500,000 Common Shares, which may consist in whole or in part of authorized and unissued or reacquired Common Shares. Unless the Plan shall have been terminated, shares covered by the unexercised portion of canceled, expired or otherwise terminated options under the Plan shall again be available for option and sale subject, however, in the case of Incentive Options, to any limitations under the Code.

Subject to Paragraph 17, the number and type of shares subject to each outstanding stock option, the option price with respect to outstanding stock options, the aggregate number and type of shares remaining available under the Plan, and the maximum number and type of shares that may be granted to any Participant in any fiscal year of the Company pursuant to Paragraph 6, shall be adjusted by the Committee, as it deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, statutory share exchanges or reorganizations of or by the Company; provided that no fractional shares shall be issued pursuant to the Plan, no rights may be granted under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding option. Each adjustment under this Paragraph 5 shall be made so that the aggregate exercise price of each Participant’s outstanding stock options after the adjustment is not less than the aggregate exercise price of such Participant’s outstanding stock options before the adjustment.

6. Participants: Subject to Paragraph 11, the Committee shall determine and designate from time to time, in its Discretion, those key employees (including officers), directors, and consultants of the Company or any Subsidiary to whom options are to be granted and who thereby become Participants under the Plan; provided, however, that (a) Incentive Options shall be granted only to employees (as defined in the Code) of the Company or a subsidiary corporation (as defined in the Section 424(f) of the Code) of the Company, to the extent required by Section 422 of the Code, or any successor provision, and (b) no Participant may be granted stock options to purchase more than 100,000 Common Shares in the aggregate in any fiscal year of the Company, subject to any adjustments provided in the final paragraph of Paragraph 5 and in Paragraph 17. All Common Shares covered by a stock option granted to a Participant shall be counted for purposes of the per-Participant share limitation of item (b) of the proviso in the immediately preceding sentence, regardless of whether the Participant does not acquire the Common Shares due to cancellation, expiration or termination of the stock option or other event.

7. Allotment of Shares: Subject to Paragraph 11, the Committee shall determine and fix the number of Common Shares to be optioned to each Participant; provided that no Incentive Option may be granted under the Plan to any one Participant which would result in the aggregate fair market value, determined as of the date the option is granted, of the underlying stock with respect to which Incentive Options are exercisable for the first time by such individual during any calendar year (under all of such plans of the Company and its parent and Subsidiary corporations) exceeding $100,000. In the event that any option intended to qualify as an Incentive Option shall exceed such limitation, such option shall be treated as a Nonqualified Option. In no event shall the Company or the Committee have any liability to a Participant or any other party if an option (or any part thereof), which is intended to be an Incentive Option, fails to qualify as such.

8. Option Price: Subject to the rules set forth in this Paragraph 8, the Committee, in its Discretion, shall establish the option price at the time any option is granted. Such option price shall not be less than 100% of the fair market value of the stock on the date on which such option is granted; provided that with respect to an Incentive Option granted to an employee who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Company or of any parent or Subsidiary, the option price shall not be less than 110% of the fair market value of the stock subject to the Incentive Option on the date such option is granted. Fair market value of a share shall be determined by the Committee and may be determined by using the closing sale price of the Company’s stock on any exchange or other market on which the Common Shares shall be traded on the trading day of the option grant or the trading day before the option grant, or if there is no sale on either such date, the last sale price before the option grant. The option price will be subject to adjustment in accordance with the provisions of Paragraphs 5 and 17 of the Plan.

9. Granting and Exercise of Options: The granting of options under the Plan shall be effected in accordance with determinations made by the Committee pursuant to the provisions of the Plan, by the execution of instruments in writing in form approved by the Committee. Such instruments shall constitute binding contracts between the Company and the Participant.

Subject to the terms of the Plan, the Committee, in its Discretion, may grant to Participants Incentive Options, Nonqualified Options or any combination thereof. Each option granted under the Plan shall designate the number of shares covered thereby, if any, with respect to which the option is an Incentive Option and the number of shares covered thereby, if any, with respect to which the option is a Nonqualified Option.

Subject to the terms of the Plan, each option granted under the Plan shall be exercisable at any such time or times or in any such installments as may be determined by the Committee in its Discretion and specified in the agreement or other written document relating to such option. Except as provided in Paragraph 14, options may be exercised only while the Participant is an employee, director, or consultant of the Company or a Subsidiary.

Notwithstanding any other term or provision of this Plan, but subject to the requirements of the Code with respect to Incentive Options that are intended to remain Incentive Options, in connection with a Participant ceasing to be an employee of or a provider of services to the Company or a Subsidiary for any reason, the stock option agreement may provide for the acceleration of, or the Committee may, but is not required to, accelerate, in its Discretion (exercised at the date of the grant of the stock option or after the date of grant), in whole or in part, the time or times or installments with respect to which any option granted under this Plan shall be exercisable in connection with termination of a Participant’s employment with or provision of services to the Company or a Subsidiary, subject to any restrictions, terms and conditions fixed by the Committee either at the date of the award or at the date it exercises such Discretion, and provided that any acceleration is made within the original term of the option.

Successive stock options may be granted to the same Participant, whether or not the option or options previously granted to such Participant remain unexercised. A Participant may exercise any option granted under the Plan, if then exercisable, notwithstanding that options granted to such Participant prior to the option then being exercised remain unexercised.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding stock option which reduces the option price, either by lowering the option price or by canceling the outstanding option a replacement or substitute option with a lower exercise price without the approval of Company’s shareholders, provided, that, appropriate adjustments may be made to outstanding options pursuant to Paragraph 5.

10. Payment of Option Price: At the time of the exercise in whole or in part of any option granted under this Plan, payment in full in cash, or with the consent of the Committee, in its Discretion, in Common Shares shall be made by the Participant for all shares so purchased. In the Discretion of, and subject to such conditions as may be established by, the Committee, payment of the option price may also be made by the Company retaining from the shares to be delivered upon exercise of the stock option that number of shares having a fair market value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the option. In the Discretion of the Committee, a Participant may exercise an option, if then exercisable, in whole or in part, by delivery to the Company of written notice of the exercise in such form as the Committee may prescribe, accompanied by irrevocable instructions to a stock broker to promptly deliver to the Company full payment for the shares with respect to which the option is exercised from the proceeds of the stock broker’s sale of or loan against some or all of the shares. Such payment may also be made in such other manner as the Committee determines is appropriate, in its Discretion. No Participant shall have any of the rights of a shareholder of the Company under any option until the actual issuance of shares to such Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraphs 5 and 17.

11. Automatic Stock Options: Notwithstanding other provisions of this Plan and to the extent shares are available for grant under the Plan, Outside Directors shall automatically be granted Non-qualified Stock Options on the terms described in this Paragraph 11.

Each Outside Director of the Corporation shall automatically be granted a Nonqualified Stock Option to purchase 5,000 shares of Common Stock as of the date he or she is first elected or appointed to the Board of Directors. Each Outside Director of the Corporation who is re-elected to the Board of Directors shall automatically be granted a Nonqualified Stock Option to purchase 2,000 shares of Common Stock as of the date of each re-election.

All options granted under this Paragraph 11 shall be exercisable in one-third cumulative annual installments beginning one year after the date of grant, shall, unless terminated earlier pursuant to the terms of this Plan, expire ten years after the date of grant and shall have an option price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant.

12. Non-transferability of Options: No option granted under the Plan to a Participant shall be transferable by such Participant otherwise than by will or by the laws of descent and distribution, and each such option shall be exercisable, during the lifetime of the Participant, only by the Participant.

13. Continuance of Employment; No Right to Continued Employment: The Committee may require, in its Discretion, that any Participant under the Plan to whom an option shall be granted shall agree in writing as a condition of the granting of such option to remain in his or her position as an employee, director, or consultant of the Company or a Subsidiary for a designated minimum period from the date of the granting of such option as shall be fixed by the Committee.

Nothing contained in the Plan or in any option granted pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment, or other service by or to the Company or a Subsidiary nor interfere in any way with the right of the Company or a Subsidiary to terminate such person’s employment, or other service at any time.

14. Termination of Employment; Expiration of Options: Subject to the other provisions of the Plan, including, without limitation, Paragraph 17 and this Paragraph 14, all rights to exercise options shall terminate when a Participant ceases to be an employee, director, or consultant of the Company or a Subsidiary for any cause, except that the Committee may, in its Discretion, permit the exercise of all or any portion of the options granted to such Participant

(i) for a period not to exceed three months following such termination with respect to Incentive Options that are intended to remain Incentive Options if such termination is not due to death or permanent disability of the Participant,

(ii) for a period not to exceed one year following termination of employment with respect to Incentive Options that are intended to remain Incentive Options if termination of employment is due to the death or permanent disability of the Participant, and

(iii) for a period not to extend beyond the expiration date with respect to Nonqualified Options or Incentive Options that are not intended to remain Incentive Options, all subject to any restrictions, terms and conditions fixed by the Committee either at the date of the award or at the date it exercises such Discretion. In no event, however, shall an option be exercisable after its expiration date, and, unless the Committee in its Discretion determines otherwise (pursuant to Paragraphs 9 or 17), an option may only be exercised after termination of a Participant’s employment or other service by or to the Company to the extent exercisable on the date of such termination or to the extent exercisable as a result of the reason for such termination. The Committee may evidence the exercise of its Discretion under this Paragraph 14 in any manner it deems appropriate, including by written resolution or by a written provision in, or written amendment to, the option.

If not sooner terminated, each stock option granted under the Plan shall expire not more than 10 years from the date of the granting thereof; provided that with respect to an Incentive Option granted to an employee who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Company or any parent or subsidiary, such option shall expire not more than 5 years after the date of granting thereof.

15. Investment Purpose: If the Committee in its Discretion determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any exercise of any option granted under the Plan or any portion thereof and as a condition to the Company’s obligation to deliver certificates representing the shares subject to exercise, to execute and deliver to the Company a written statement, in form satisfactory to the Committee, representing and warranting that the Participant’s purchase of Common Shares upon exercise thereof shall be for such person’s own account, for investment and not with a view to the resale or distribution thereof and that any subsequent sale or offer for sale of any such shares shall be made either pursuant to (a) a

Registration Statement on an appropriate form under the Securities Act, which Registration Statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Company as to the availability of such exemption. The Company may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant upon exercise of any option granted under the Plan.

16. Withholding Payments: If upon the exercise of any Nonqualified Option or a disqualifying disposition (within the meaning of Section 422 of the Code) of shares acquired upon exercise of an Incentive Option, there shall be payable by the Company or a Subsidiary any amount for income tax withholding, in the Committee’s Discretion, either the Participant shall pay such amount to the Company, or the amount of Common Shares delivered by the Company to the Participant shall be appropriately reduced, to reimburse the Company or such Subsidiary for such payment. The Company or any of its Subsidiaries shall have the right to withhold the amount of such taxes from any other sums or property due or to become due from the Company or any of its Subsidiaries to the Participant upon such terms and conditions as the Committee shall prescribe. The Company may also defer issuance of the stock upon exercise of such option until payment by the Participant to the Company of the amount of any such tax. The Committee may, in its Discretion, permit Participants to satisfy such withholding obligations, in whole or in part, by electing to have the amount of Common Shares delivered or deliverable by the Company upon exercise of a stock option appropriately reduced, or by electing to tender Common Shares back to the Company subsequent to exercise of a stock option to reimburse the Company or such Subsidiary for such income tax withholding, subject to such rules and regulations, if any, as the Committee may adopt. The Committee may make such other arrangements with respect to income tax withholding as it shall determine.

17. Extraordinary Transactions: In case the Company (i) consolidates with or merges into any other corporation or other entity and is not the continuing or surviving entity of such consolidation or merger, or (ii) permits any other corporation or other entity to consolidate with or merge into the Company and the Company is the continuing or surviving entity but, in connection with such consolidation or merger, the Common Shares are changed into or exchanged for stock or other securities of any other corporation or other entity or cash or any other assets, or (iii) transfers all or substantially all of its properties and assets to any other corporation or other person or entity, or (iv) dissolves or liquidates, or (v) effects a capital reorganization or reclassification in such a way that holders of Common Shares shall be entitled to receive stock, securities, cash or other assets with respect to or in exchange for the Common Shares, then, and in each such case, proper provision shall be made so that, each Participant holding a stock option upon the exercise of such option at any time after the consummation of such consolidation, merger, transfer, dissolution, liquidation, reorganization or reclassification (each transaction, for purposes of this Paragraph 17, being herein called a “Transaction”), shall be entitled to receive (at the aggregate option price in effect for all Common Shares issuable to the Participant upon such exercise immediately prior to such consummation and as adjusted to the time of such Transaction), in lieu of Common Shares issuable upon such exercise prior to such consummation, the stock and other securities, cash and assets to which such Participant would have been entitled upon such consummation if such Participant had so exercised such stock option in full immediately prior thereto (subject to adjustments subsequent to such Transaction provided for in Paragraph 5).

Notwithstanding anything in the Plan to the contrary, in connection with any Transaction and effective as of a date selected by the Committee, which date shall, in the Committee’s judgment, be far enough in advance of the Transaction to permit Participants holding stock options to exercise their options and participate in the Transaction as a holder of Common Shares, the Committee, acting in its Discretion without the consent of any Participant, may effect one or more of the following alternatives with respect to all of the outstanding stock options (which alternatives may be made conditional on the occurrence of the applicable Transaction and which may, if permitted by law, vary among individual Participants): (a) accelerate the time at which stock options then outstanding may be exercised so that such stock options may be exercised in full for a limited period of time on or before a specified date fixed by the Committee after which specified date all unexercised stock options and all rights of Participants thereunder shall terminate; (b) accelerate the time at which stock options then outstanding may be exercised so that such stock options may be exercised in full for their then remaining term; or (c) require the mandatory surrender to the Company of outstanding stock options held by such Participants (irrespective of whether such stock options are then exercisable) as of a date, before or not later than sixty days after such Transaction, specified by the Committee, and in such event the Company shall thereupon cancel such stock options and shall pay to each Participant an amount of cash equal to the excess of the fair market value of the aggregate Common Shares subject to such stock option, determined as of the date such Transaction is effective, over the aggregate option price of such shares, less any applicable withholding taxes; provided, however, the Committee shall not select an alternative (unless consented to by the Participant) such that, if a Participant exercised his or her accelerated stock option pursuant to alternative (a) or (b) and participated in the Transaction or received cash pursuant to alternative (c), the alternative would result in the Participant’s owing any money by virtue of the operation of Section 16(b) of the Exchange Act. If all such alternatives have such a result, the Committee shall, in its Discretion, take such action to put such Participant in as close to the same position as such Participant would have been in had alternative (a), (b) or (c) been selected but without resulting in any payment by such Participant pursuant to Section 16(b) of the Exchange Act. The gross amount payable to a Participant under alternative (c) shall not be greater than the excess of the fair market value of the aggregate Common Shares subject to the Participant’s canceled stock option(s) determined on the cancellation date over the aggregate exercise price of such stock option(s). Any amount payable to a Participant under alternative (c) shall be paid within 15 days of the later of the date the Transaction is effective or the date of the Company’s cancellation of the Participant’s stock options. Notwithstanding the foregoing, with the consent of affected Participants, each with respect to such Participant’s option only, the Committee may in lieu of the foregoing make such provision with respect to any Transaction as it deems appropriate.

18. Effectiveness of Plan: This Plan shall be effective on the date the Board of Directors of the Company adopts this Plan, provided that the shareholders of the Company approve the Plan within 12 months after its adoption by the Board of Directors. Options may be granted before shareholder approval of this Plan, but each such option shall be subject to shareholder approval of this Plan. No option granted under this Plan shall be exercisable unless and until this Plan shall have been approved by the Company’s shareholders.

19. Termination, Duration and Amendments to the Plan: The Plan may be abandoned or terminated at any time by the Board of Directors of the Company. Unless sooner terminated, the Plan shall terminate on the date ten years after the earlier of its adoption by the Board of Directors or its approval by the shareholders of the Company, and no stock options may be granted under the Plan thereafter. The termination of the Plan shall not affect the validity of any option which is outstanding on the date of termination.

For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors shall have the right, with or without approval of the shareholders of the Company, to amend or revise the terms of this Plan or any option agreement under this Plan at any time; provided, however, that (i) to the extent required by Section 162(m) of the Code and related regulations, or any successor rule, but only with respect to amendments or revisions affecting Participants whose compensation is subject to Section 162(m) of the Code, and to the extent required by Section 422 of the Code, or any successor section, but only with respect to Incentive Options, no such amendment or revision shall increase the maximum number of shares in the aggregate which are subject to this Plan or which may be granted to any Participant during any fiscal year of the Company (subject, however, to the provisions of Paragraphs 5 and 17) without the approval or ratification of the shareholders of the Company, and (ii) no such amendment or revision shall change the option price (except as contemplated by Paragraphs 5 and 17) or alter or impair any option which shall have been previously granted under this Plan, in a manner adverse to a Participant, without the consent of such Participant.

20. Section 409A of the Code: Notwithstanding any other provision of the Plan, no stock option granted under the Plan shall have any terms or features (including, without limitation, terms or features relating to the time of or events triggering vesting, method of exercise or payment of withholding tax, method of settlement, form and timing of consideration payable in settlement, or deferral or other elections), whether at the time of grant or subsequent to the time of grant, that would cause the stock option to be nonqualified deferred compensation that fails to comply with, or be exempt from, the requirements under Section 409A of the Code and the guidance and regulations issued thereunder. Moreover, notwithstanding any other provision of the Plan, no action may be taken by the Committee or the Board under or in respect of the Plan (including, without limitation, Plan amendments under Paragraph 19 or adjustments under Paragraphs 5 or 17) that would cause the Plan or any stock option granted under the Plan to be a nonqualified deferred compensation plan that fails to comply with the requirements of Section 409A of the Code and the guidance and regulations issued thereunder. Notwithstanding the foregoing, in no event shall the Company or any Committee member be liable for any adverse tax consequences if the Plan or any award shall fail to comply with, or be exempt from, the requirements under Section 409A of the Code and the guidance and regulations issued thereunder.

21. Compensation Recovery Policy: Awards granted under this Plan shall be subject to any compensation recovery policy adopted by the Company as it exists from time to time.

22. Not Benefit Plan Compensation: Payments and other benefits received by a Participant pursuant to the Plan shall not be deemed a part of a Participant’s compensation for purpose of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or any affiliate, except where the Committee expressly provides otherwise in writing.

As adopted by the Board of Directors on July 28, 2011.

Appendix B

NEOGEN CORPORATION

2011 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose.

The purpose of the Neogen Corporation 2011 Employee Stock Purchase Plan is to encourage employee stock ownership by offering employees of Neogen Corporation and its subsidiaries Purchase Rights (as such term is defined in Section 2) to purchase Common Shares at discounted prices and without payment of brokerage costs. By means of this Plan, the Company seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. The Plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit the participation in a manner consistent with the requirements of Section 423 of the Code.

2.	Certain Definitions.

“Board” means the Board of Directors of Neogen Corporation and/or any committee of at least two directors to which the Board of Directors has delegated any of its duties under the Plan. The Board of Directors may abolish any such committee at any time and may re-vest in the Board of Directors all or any part of the Board’s duties under the Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated there under.

“Common Shares” means the common shares, par value $.16 per share, of Neogen Corporation.

“Company” means Neogen Corporation, a Michigan corporation, and each of the parent corporations or subsidiary corporations of Neogen Corporation (as those terms are defined for purposes of Section 423(b) of the Code) designated by the Board from time to time. As of the date of adoption of this Plan, the subsidiary corporations of Neogen Corporation so designated by the Board are as set forth on Exhibit A hereto.

“Custodian” means such firm, firms, person and/or persons as the Board shall designate from time to time.

“Exercise Date” means the last day of an Offering Period, on which date all Participants’ outstanding Purchase Rights will automatically be exercised.

“Fair Market Value” means the average of the high and low quoted sale prices of a Common Share reported by NASDAQ or any successor exchange upon which the Common Shares are traded, or, if no Common Shares were traded on that date, on the next preceding day on which there was such a trade, or, if the Common Shares are not traded in The NASDAQ Global Market, “Fair Market Value” shall be determined by a method determined by the Board in its discretion.

“Offering Period” shall have the meaning provided in Section 5(b).

“Participant” means an employee of the Company who is eligible under Section 3 and who has enrolled in the Plan by providing a Participation Form to the Plan Administrator.

“Participation Form” shall have the meaning provided in Section 4(a).

“Plan” means this Neogen Corporation 2011 Employee Stock Purchase Plan.

“Plan Administrator” means the Board or such committee or person so designated by the Board.

“Purchase Right” means a Participant’s option to purchase Common Shares that are deemed to be outstanding during a Offering Period. A Purchase Right represents an “option” as such term is used under Section 423 of the Code.

“Total Compensation” means wages, salaries and other amounts received from the Company for personal services rendered to the Company as an employee, including amounts paid as commissions, amounts paid as bonuses and any amounts of salary or bonus reduction contributions to any Company plan under Section 401(k) or Section 125 of the Code, but excluding severance pay, ordinary income received upon disposition of Common Shares acquired under this Plan, amounts paid in cash for accrued vacation not taken as of the end of the year, any other contributions paid by the Company under any employee benefit plan of the Company, other non-cash employee benefits provided to employees at Company expense, taxable income resulting from exercises of non-qualified stock options and other taxable benefits income not paid to the employee in cash.

“Trading Day” refers to a day during which The NASDAQ system is available for trading Common Shares.

“Withdrawal Form” shall have the meaning provided in Section 9(a).

3.	Eligibility.

Participation in the Plan is voluntary. All employees of the Company, including officers and directors who are employees, are eligible to participate in the Plan, after having been an employee for 180 days, except for an employee whose customary employment with the Company as of the beginning of the applicable Offering Period (1) is 20 hours or less per week, or (2) is for not more than 5 months in any calendar year.

4.	Participation.

(a)	Eligible employees become Participants in the Plan by authorizing payroll deductions for that purpose through a form, electronic authorization or other enrollment means provided by the Company (the “Participation Form”) that is provided to the Plan Administrator no later than five calendar days after the beginning date of an Offering Period, except as provided in Section 4(b). That Participation Form would be effective for payrolls occurring after the beginning of the applicable Offering Period.

(b)	An eligible employee who is newly-hired or re-hired by the Company may become a Participant in the Plan during an Offering Period by authorizing payroll deductions for that purpose through a Participation Form that is provided to the Plan Administrator no later than 180 days after his or her date of hire. That Participation Form would be effective for payrolls occurring at least 10 business days after the Company receives the Participation Form.

(c)	All employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code Section 423(b)(5). The Company may impose restrictions on eligibility and participation of employees are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

(d)	Notwithstanding any provision of the Plan to the contrary, no employee may participate in the Plan:

(i)

if following a grant of Purchase Rights under the Plan, the employee would own, directly or by attribution, stock, Purchase Rights or other stock options to purchase stock representing 3% or more of the total combined voting power or value of all actually issued and outstanding classes of Neogen Corporation’s stock or stock in any parent or subsidiary corporation (as those terms are defined for purposes of Section 423(b) of the Code) of Neogen Corporation; for purposes of this

Section 4(c)(i), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee; or

(ii)	to the extent a grant of Purchase Rights under the Plan would permit the employee’s rights to purchase stock, under all the Code Section 423 employee stock purchase plans of the Company and of any parent or subsidiary corporation (as those terms are defined for purposes of Code Section 423(b)) of the Company, to accrue at a rate exceeding $25,000.00, based on the Fair Market Value of the stock (at the time of grant), for each calendar year in which such Purchase Rights are outstanding.

5.	Securities Subject to the Plan and Offering Periods.

(a)	The Plan covers an aggregate of 250,000 Common Shares (subject to adjustment as provided in Section 15), which may be authorized but unissued shares or reacquired shares, bought on the open market or otherwise. If any Purchase Right that shall have been granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased underlying Common Shares shall again become available for purposes of the Plan, unless the Plan shall have been terminated.

(b)	The first Offering Period (an “Offering Period”) under the Plan will begin on December 1, 2011 and end on May 31, 2012. Thereafter, for so long as the Plan remains in effect, there will be semi-annual Offering Periods with the following beginning and ending dates:

Semi-Annual Offering Periods

Beginning Date	Ending Date
June 1	November 30
December 1	May 31

6.	Payroll Deductions.

(a)	In order to purchase Common Shares, an employee must indicate on the Participation Form the contribution amount he or she wishes to authorize the Company to deduct out of the employee’s Total Compensation. Subject to the limitation specified by Section 423(b) of the Code and Section 4(d) of the Plan, the authorized contribution amount must be an integral percentage amount (i.e., a whole number percentage) ranging from 1% to 10% of such Participant’s Total Compensation during the Offering Period. The Participation Form will include authorization for the Company to make payroll deductions from the Participant’s Total Compensation.

(b)	To comply with the federal tax laws, a Participant may not be granted Purchase Rights under the Plan or any other Code Section 423 employee stock purchase plan of the Company, or of any parent or subsidiary corporation (as those terms are defined for purposes of Section 423(b) of the Code) of the Company, with respect to more than $25,000.00 worth of Common Shares for any calendar year in which such Purchase Rights to purchase Common Shares are outstanding pursuant to the terms of the Plan. In addition, the maximum number of purchase rights that may be granted to a Participant during any offering period shall not exceed 10% of a Participant’s annual salary (determined as of the January 1 immediately preceding the offering period), divided by the Fair Market Value of the Common Shares on the first day of the offering period. The foregoing $25,000.00 limit is determined according to the Fair Market Value of the Common Shares on the first day (grant date) of the Offering Period. Participants will be notified if these limitations become applicable to them.

(c)	The amounts deducted shall be credited to the Participant’s account under the Plan, but no actual separate account will be established by the Company to hold such amounts. There shall be no interest paid on the balance outstanding in a Participant’s account, except where required by local law as determined by the Company. The deducted amounts may be commingled with the general assets of the Company and may be used for its general corporate purposes.

(d)	Payroll deductions begin on the first payday of each Offering Period, and end on the last payday of each Offering Period. Eligible employees may participate in the Plan and purchase shares only by means of payroll deductions. A Participant may not make any separate cash payment into his or her account.

(e)	So long as a Participant remains an employee of the Company eligible to participate in the Plan, payroll deductions will continue in effect from Offering Period to Offering Period unless the Participant:

(i)	on or before the end of the current Offering Period, elects a different contribution percentage by providing a new Participation Form to the Plan Administrator; such change in contribution percentage will become effective by the beginning of the next Offering Period following the Plan Administrator’s receipt of the Participant’s new Participation Form; or

(ii)	withdraws in accordance with Section 9.

(f)	Unless a Participant elects a different contribution percentage as permitted by Section 6(e)(i) or elects to withdraw prior to 10 business days before the end of the current Offering Period as permitted under Section 9, the Participant’s payroll deductions will continue throughout the next Offering Period and his or her Purchase Right to purchase Common Shares will be deemed to be fully and automatically exercised on the last day of such Offering Period with respect to payroll deductions made during that period. Notwithstanding the foregoing, the Company may decrease a Participant’s payroll deductions to 0% at such time during any Offering Period to the extent necessary to comply with Code Section 423(b)(8) and Section 4(d) of the Plan.

7.	Purchase Price.

(a)	On the first day of each Offering Period, a Participant is deemed to have been granted a Purchase Right to purchase on the last day of the Offering Period as many whole Common Shares as such Participant will be able to purchase with the payroll deductions credited to such Participant’s account during that Offering Period.

(b)	The price at which each Purchase Right to purchase Common Shares may be exercised is the lower of the following (rounded up to the nearest whole cent per Common Share):

(i)	95% % of the Fair Market Value of the Common Shares on the first day of an Offering Period, or if that day is not a Trading Day, then on the first preceding day that is a Trading Day; or

(ii)	95% % of the Fair Market Value of the Common Shares on the last Trading Day of such Offering Period.

(c)	The number of shares purchasable by each Participant per Offering Period will be the number of whole Common Shares obtained by dividing the amount collected from the Participant under the Plan for that Offering Period by the purchase price in effect for that Offering Period.

8.	Exercise of Purchase Right.

(a)	Each outstanding Purchase Right will be exercised automatically on the Exercise Date. The exercise of the Purchase Right is to be effected by applying the amount credited to each Participant’s account as of the Exercise Date to the purchase on the Exercise Date of whole Common Shares at the purchase price in effect for the Offering Period.

(b)	Fractional shares will not be issued under the Plan, and any amount remaining in the Participant’s account after such application (i.e., amounts not sufficient to purchase a whole Common Share) will be held for the purchase of Common Shares in the next Offering Period.

(c)	If the number of shares for which Purchase Rights are exercised exceeds the number of shares remaining available in any Offering Period under the Plan, the shares available for sale will be allocated by the Plan Administrator pro rata among the Participants in such Offering Period in proportion to the relative amounts in their accounts, subject to rounding to allocate only whole Common Shares. Any amounts not thereby applied to the purchase of Common Shares under the Plan will be refunded to the Participants after the end of the Offering Period.

9.	Withdrawal and Termination of Purchase Rights.

(a)	A Participant may withdraw (i.e., terminate his or her payroll deductions) by providing a notice of withdrawal to the Plan Administrator at any time prior to 10 business days before the end of the current Offering Period. Such notice shall be through a form, electronic authorization or other withdrawal means (the “Withdrawal Form”) provided by the Plan Administrator for that purpose, and shall be effective by the tenth business day after it is received by the Plan Administrator. The Withdrawal Form will permit a Participant to make the following election:

(i)	The Participant may elect to stop the Participant’s payroll deductions under the Plan and use all of the amounts credited to such Participant’s account to purchase on the Exercise Date whole Common Shares at the purchase price in effect for the Offering Period. If this election is made, the Company shall distribute to such Participant after such Offering Period any such amounts which remain after such purchase on account of being insufficient to purchase a whole Common Share at the applicable purchase price, unless the Participant has re-enrolled in the Plan, in which case such amounts shall be used to purchase Common Shares in the new Offering Period.

(ii)	The Participant may elect to continue his or her participation in the Plan through the end of the current Offering Period, and thus exercise such Participant’s outstanding Purchase Rights on the following Exercise Date, but terminate his or her participation in the Plan for subsequent Offering Periods. Payroll deductions for such a Participant will continue until the end of the current Offering Period. If this election is made, the Company shall distribute to such Participant after such Offering Period any amounts which remain in the Participant’s account after the purchase of Common Shares on the Exercise Date on account of being insufficient to purchase a whole Common Share at the applicable purchase price, unless the Participant has re-enrolled in the Plan, in which case such amounts shall be used to purchase Common Shares in the new Offering Period.

(b)	Any Participant who withdraws from the Plan pursuant to Section 9(a) will not be eligible to rejoin the Plan for the Offering Period under way at the time of withdrawal, and will have to re-enroll in the Plan by completing and providing to the Plan Administrator a new Participation Form should such individual wish to resume participation in a subsequent Offering Period.

(c)

If a Participant ceases to be an employee of the Company for any reason during an Offering Period, his or her outstanding Purchase Right will immediately terminate, his or her payroll deductions will immediately cease, and all sums previously collected from such Participant during such Offering Period under the terminated Purchase Right will be refunded; provided, however, that if such termination is the result of the Participant’s death, (1) the outstanding Purchase Right shall terminate only for future Offering Periods, (2) the Participant or the person or persons to whom the Participant’s rights under the Plan pass by will or by the laws of descent and distribution (the “Beneficiary”) shall continue as a Participant until the end of the Offering Period in which such death occurs (except that no further payroll deductions shall be made under the Plan), (3) the sums previously collected from such Participant during such Offering Period under the Plan shall not be refunded during the Offering Period, and (4) the Company shall use all of the amounts credited to such Participant’s account for the purchase on the Exercise Date of whole Common Shares at the purchase price in effect for the Offering Period, and shall distribute to such Participant or the Participant’s Beneficiary after such Offering Period any such amounts remaining after such purchase. For purposes of this Plan, a Participant receiving short-term disability payments shall not be deemed to have ceased to be an employee of the Company (and such payments shall be deemed to be part of his or her Total Compensation) unless and until he or she becomes eligible to receive long-term disability benefits.

10.	Rights as Shareholder.

(a)	A Participant is not a shareholder, and does not have any rights of a shareholder, with respect to any Common Shares subject to Purchase Rights under the Plan until the Participant exercises his or her Purchase Right and certificates representing such shares have been issued, and then only with respect to whole Common Shares issued to the Participant or credited to the Participant’s account. Thus, a Participant will not have a right to any dividend or distribution on those shares made prior to the Exercise Date.

(b)	The Participant will be entitled to receive, as soon as practicable after the Exercise Date, a stock certificate for the number of whole purchased shares, if the Participant has so elected. The Participant may also elect to have the Custodian hold his or her Common Shares acquired under the Plan. The Custodian may impose upon, or pass through to, the Participant a reasonable fee for withdrawal of Common Shares in the form of stock certificates. It is the responsibility of each Participant to keep his or her address current with the Company through the Plan Administrator and with the Custodian.

11.	Sale or Distribution of Common Shares Acquired Under the Plan.

(a)	Participants who elect to have the Custodian or a broker-dealer selected by the Company hold the Common Shares they acquire under the Plan may sell those shares only as of the first business day of each calendar quarter and only if the Participant submits a sales request form, electronic authorization or other sales authorization means provided by the Company to the Plan Administrator at least ten business days before the date on which the Participant desires to have the Common Shares sold. Other Participants who elect to receive a certificate for the Common Shares they acquire under the Plan may sell those Common Shares at any time without restriction under the Plan.

(b)	Participants and former Participants who elect to have the Custodian or a broker-dealer selected by the Company hold the Common Shares they acquire under the Plan may withdraw those shares and have certificates issued in the Participant’s name only as of the first business day of each calendar quarter and only if the Participant submits a share withdrawal request form, electronic authorization or other share withdrawal authorization means provided by the Company to the Plan Administrator at least ten business days before the date on which the Participant desires to have the Common Shares withdrawn.

(c)	A Participant shall immediately provide information to the Plan Administrator if the Participant transfers any shares purchased through the Plan within two years from the date of grant of the related Purchase Right. Such transfers shall include transfers into street name and dispositions by sale, gift or other manner. The Participant shall disclose the name of the transferee, the manner of the transfer, the date of the transfer, the number of shares involved and the transfer price. By executing the Participation Form, each Participant obligates himself or herself to provide such information to the Plan Administrator.

(d)	The Company is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan or any transaction involving Common Shares acquired under the Plan, and a Participant’s enrollment in the Plan will be deemed to constitute his or her consent to such withholding.

12.	Plan Administration.

(a)	The Plan shall be administered by the Board.

(b)	The Board shall have the plenary power, subject to, and within the limits of, the express provisions of the Plan:

(i)	to determine the commencement and termination date of the offering of Common Shares under the Plan;

(ii)	to interpret the terms of the Plan and the rights granted under it, establish, amend and revoke rules for the administration of the Plan and correct or reconcile any defect, omission or inconsistency in the Plan;

(iii)	to amend the Plan as provided in Section 16; and

(iv)	to exercise such powers and to perform such acts as the Board deems necessary or expedient to carry out the purposes of the Plan or to promote the best interests of the Company.

(c)	The Board may delegate all or part of its authority to administer the Plan to the Plan Administrator, who may in turn delegate the day-to-day operations of the Plan to the Custodian or any other person or entity the Plan Administrator designates. The Custodian will establish and maintain, as agent for the Participants, accounts for the purpose of holding Common Shares as may be necessary or desirable for the administration of the Plan for those Participants electing to have the Custodian hold the Common Shares they acquire under the Plan.

(d)	The Board may waive or modify any requirement that a notice or election be made, provided or filed under the Plan a specified period in advance in an individual case or by adoption of a rule or regulation under the Plan, without the necessity of an amendment to the Plan.

13.	Transferability.

(a)	Any account maintained by the Custodian for the benefit of a Participant with respect to shares acquired pursuant to the Plan may only be in the name of the Participant.

(b)	Neither payroll deductions credited to a Participant’s account nor any Purchase Rights or other rights to acquire Common Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of by Participants other than by will or the laws of descent and distribution and Purchase Rights may be exercised only by a Participant during the lifetime of a Participant.

14.	Merger or Liquidation of the Company.

If (1) Neogen Corporation dissolves or is liquidated, (2) Neogen Corporation merges with another entity and the Company is not the surviving entity, (3) more than 50% of the stock of Neogen Corporation is acquired by another entity, (4) all or substantially all of the assets of Neogen Corporation are acquired by another entity, or (5) any other similar transaction occurs, the Board may, in its discretion and without Participant consent, in connection with such transaction, cancel each outstanding Purchase Right and refund all sums previously collected from Participants under the canceled Purchase Rights, or cause each Participant with outstanding Purchase Rights to have his or her outstanding Purchase Rights exercised immediately prior to such transaction and thereby have the balance of his or her account applied to the purchase of Common Shares at the purchase price in effect for the Offering Period, which would be treated as ending with the effective date of such transaction. In the event of a merger in which the Company is the surviving entity, each Participant is entitled to receive, for each share as to which such Participant’s Purchase Rights are exercised, the securities or property that a holder of one Common Share was entitled to receive upon the merger.

15.	Adjustment.

To prevent dilution or enlargement of the rights of Participants under the Plan, appropriate adjustments shall be made in the event any change is made to the Company’s outstanding Common Shares (or other securities then subject to the Plan or any Purchase Right) by reason of any stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, merger, reorganization, recapitalization, dividend in property other than cash, liquidating dividend or other change in the Common Shares effected without the Company’s receipt of consideration. Adjustments shall be made to the maximum number and class of securities issuable under the Plan and the number and class of securities and price per share in effect under each outstanding Purchase Right. Any such adjustments will be made by the Board, and its determination of the appropriate adjustments shall be made in its sole discretion. Any adjustments hereunder shall be made by the Board or its delegate, whose determination in that respect shall be final, binding, and conclusive.

16.	Amendment and Termination.

The Board may terminate or amend the Plan and any Purchase Rights at any time and from time to time; provided, however, (1) such termination or amendment may not impair any rights and obligations under Purchase Rights previously granted under the Plan without the consent of each of the affected Participants, and (2) any amendment that increases the number of shares reserved for issuance upon exercise of Purchase Rights under the Plan (except pursuant to Section 14 or 15 and any other changes authorized by the Plan to be made by the Board or the Plan Administrator) or changes the eligibility requirements for participation in the Plan, shall be subject to shareholder approval to the extent required by the Code. The Board may, from time to time, designate the parent corporations or subsidiary corporations (as such terms are defined for purposes of Code Section 423(b)) of Neogen Corporation that may participate in the Plan. The Plan expressly contemplates that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the benefits provided or to be provided under the provisions of the Code and the regulations promulgated under the Code relating to employee stock purchase plans and/or to bring the Plan and/or the Purchase Rights into compliance with those provisions and regulations. If not sooner terminated by the Board or terminated by expiration, the Plan shall terminate at the time Purchase Rights have been exercised with respect to all Common Shares reserved for acquisition under the Plan. Unless sooner terminated, the Plan shall terminate ten years after its Effective Date (as described in section 17 below). No Purchase Rights may be granted under the Plan after it is terminated.

17.	Shareholder Approval.

The Plan is subject to the approval of shareholders of Neogen Corporation within twelve (12) months of July 28, 2011, its Effective Date. Purchase Rights will not be granted or exercised under the Plan if shareholder approval of the Plan is not obtained before October 5, 2012.

18.	No Employment Rights.

Participation in the Plan will not impose any obligations upon the Company to continue the employment of a Participant for any specific period and will not affect the right of the Company to terminate a Participant’s employment at any time, with or without cause.

19.	Costs.

Except as set forth in Section 10(b), costs and expenses incurred in the administration of the Plan and the maintenance of accounts with the Custodian will be paid by the Company, to the extent provided in this Section 19. Any brokerage fees and commissions for the purchase of Common Shares under the Plan will be paid by the Company, but any brokerage fees and commissions for the sale of Common Shares acquired under the Plan by a Participant will be borne by such Participant.

20.	Reports.

After the close of each Offering Period, each Participant in the Plan will receive a report indicating the amount of the Participant’s contributions to the Plan during the Offering Period, the amount of the contributions applied to the purchase of Common Shares for the Offering Period, and the purchase price per share in effect for the Offering Period.

21.	Governing Law.

The validity, construction and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with laws of the State of Michigan, without giving effect to principles of conflict of laws, and applicable federal law.

22.	Compliance with Legal and Other Requirements.

The Plan, the granting and exercising of Purchase Rights under the Plan, and the obligations of the Company, the Plan Administrator and the Custodian under the Plan will be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of Common Shares upon exercise of Purchase Rights until completion of registration or qualification of such Common Shares or other required action under any federal or state law, rule, or regulation, listing or other required action with respect to any automated quotation system or stock exchange upon which the Common Shares or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Shares in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations. If the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Shares upon exercise of Purchase Rights unless and until such authority is obtained.

23.	Indemnification.

To the extent permitted, the Company shall indemnify and save harmless the Board, Plan Administrator and Custodian members who are officers, directors, shareholders or employees of the Company against any liabilities incurred by them in the exercise and performance of their powers and duties under the Plan.

24.	Notices and Agreements.

Any notices or agreements provided for in the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan, shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, three days after deposit in the United States mail, postage prepaid.

EXHIBIT A

Designated Subsidiaries

Acumedia Manufactures, Inc.

Centrus International, Inc.

Hacco, Inc.

Hess & Clark, Inc.

International Diagnostics Systems Inc.

Ideal Instruments

NEOGEN CORPORATION

Annual Meeting of Shareholders – October 6, 2011

The undersigned hereby appoints Steven J. Quinlan and Richard R. Current, and each of them, with full power to appoint his substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters which come before the annual meeting of shareholders of Neogen Corporation referred to above and at any adjournment of that meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1 THROUGH 5, FOR “ONE YEAR” ON PROPOSAL 6 AND FOR PROPOSAL 7 ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY MATTER NOT OTHERWISE COVERED HEREBY, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING.

Please sign, date and mail your

proxy card back as soon as possible!

Annual Meeting of Shareholders

NEOGEN CORPORATION

October 6, 2011

Please Detach and Mail in Envelope Provided

☒ Please mark your

vote as in this

example.

THE BOARD OF DIRECTORS RECOMMENDS FOR THE LISTED NOMINEES AND PROPOSALS 2 THROUGH 7.

	FOR	WITHHELD
1. ELECTION OF DIRECTORS	☐	☐
Nominees:
James L. Herbert
G. Bruce Papesh
Thomas H. Reed

To withhold authority to vote for any individual nominee(s) write his or their names in the following space:

2. TO APPROVE AN INCREASE IN THE COMPANY’S AUTHORIZED COMMON SHARES FROM 30,000,000 SHARES TO 60,000,000 SHARES.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. TO APPROVE AN AMENDMENT TO THE COMPANY’S 2007 STOCK OPTION PLAN TO INCREASE AVAILABLE SHARES FROM 1,500,000 SHARES TO 2,500,000 SHARES

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. TO APPROVE THE ESTABLISHMENT OF THE NEOGEN CORPORATION 2011 EMPLOYEE STOCK PURCHASE PLAN.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5. TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF EXECUTIVES.

FOR	AGAINST	ABSTAIN
☐	☐	☐

6. TO RECOMMEND, BY NON-BINDING VOTE, THE FREQUENCY OF EXECUTIVE COMPENSATION VOTES. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE 1 YEAR ON THIS PROPOSAL.

1 YEAR	2 YEARS	3 YEARS	ABSTAIN
☐	☐	☐	☐

7. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

FOR	AGAINST	ABSTAIN
☐	☐	☐

SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

SIGNATURE(S)	TITLE

DATE             , 2011

NOTE: Please sign exactly as your name appears on this proxy. If signed for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.